UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Saks Incorporated

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12 E. 49th Street

New York, New York 10017

May 3, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of the Shareholders to be held at 11:30 a.m. Central Time, on Wednesday, June 6, 2007, at Harrah’s, 228 Poydras Street, New Orleans, Louisiana 70130.

The Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this letter describe the specific business to be acted upon. Your vote is very important. We ask that you vote over the Internet or by telephone or return your proxy card in the postage-paid envelope as soon as possible.

I hope you will be able to join us, and I look forward to seeing you.

Sincerely,

Stephen I. Sadove Chief Executive Officer

12 E. 49th Street

New York, New York 10017

NOTICE OF ANNUAL MEETING OF THE SHAREHOLDERS

To the Shareholders of Saks Incorporated:

Notice is hereby given that the Annual Meeting of the Shareholders of Saks Incorporated (the “Company”) will be held at 11:30 a.m. Central Time, on Wednesday, June 6, 2007, at Harrah’s, 228 Poydras Street, New Orleans, Louisiana 70130.

1. To elect three Directors to hold office for the term specified or until their respective successors have been elected and qualified;

2. To approve the Saks Incorporated 2007 Senior Executive Bonus Plan;

3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year ending February 2, 2008;

4. To vote on a shareholder proposal concerning cumulative voting for the election of Directors; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 2, 2007 are entitled to notice of, and to vote at, the meeting.

Shareholders are cordially invited to attend the meeting in person.

By order of the Board of Directors,

Julia Bentley

Secretary

May 3, 2007

Whether or not you intend to be present at the meeting, you are urged to vote over the Internet, by telephone, or to mark, sign, and date the enclosed proxy card and return it promptly in the envelope provided. Please see the proxy card for procedures and instructions for Internet and telephone voting.

PROXY STATEMENT

Information Concerning the Solicitation

This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of the Shareholders (the “Annual Meeting”) of Saks Incorporated, a Tennessee corporation (the “Company”), to be held on June 6, 2007.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company. Directors, officers, and employees of the Company may solicit proxies by telephone, Internet, telecopier, mail, or personal contact. In addition, the Company has retained Georgeson Inc., New York, New York, to assist with the solicitation of proxies for a fee not to exceed $11,500, plus reimbursement for out-of-pocket expenses. Arrangements will be made with brokers, nominees, and fiduciaries to send proxies and proxy materials at the Company’s expense to their principals. The proxy materials are first being mailed to shareholders on or about May 3, 2007.

Shareholders whose shares are registered in their own name may vote over the Internet, by telephone, or by signing and returning a proxy in the enclosed form. Instructions for voting over the Internet or by telephone are set forth in the enclosed proxy card. A shareholder has the power to revoke the proxy at any time before the shares subject to it are voted by (i) returning a later-dated proxy, (ii) entering a new vote by telephone or on the Internet, (iii) delivering written notice of revocation to the Company’s Secretary, or (iv) voting in person by ballot at the Annual Meeting. If your shares are registered in the name of a bank or brokerage firm, you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares in accordance with your instructions.

If you properly complete your proxy card, your shares will be voted at the Annual Meeting in the manner that you direct. In the event you return a signed proxy card on which no directions are specified, your shares will be voted FOR the election of the three Director nominees (Item 1), FOR the approval of the Saks Incorporated 2007 Senior Executive Bonus Plan (Item 2), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2008 (“2007”) (Item 3), and AGAINST the proposal regarding cumulative voting that was submitted by a shareholder (Item 4).

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting. A quorum must be present in order for the Annual Meeting to be held. In order for the quorum requirement to be satisfied, a majority of the issued and outstanding shares of Common Stock of the Company (“Common Stock”) entitled to vote at the meeting must be present in person or represented by proxy. The election inspectors will treat abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers will not have discretionary voting power with respect to the proposal submitted by the shareholder.

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for election to the Board of Directors. The number of nominees proposed by the Board of Directors to be re-elected as Directors at the Annual Meeting is the same as the number of Directors to be elected, and no shareholder has utilized the procedures provided in the Company’s Amended and Restated Bylaws (the “Bylaws”) to nominate an additional person or persons for election to the Board of Directors at the Annual Meeting (see “Shareholders’ Proposals or Nominations for 2008 Annual Meeting”). As a result, in accordance with the Tennessee Business Corporation Law each nominee proposed for re-election at the Annual Meeting who receives an affirmative vote at the Annual Meeting in person or by proxy will be elected. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the other proposals, which will be approved if the votes cast favoring the action exceed the votes cast opposing the action. As such, abstentions and broker non-votes will have no effect on the outcome of such matters.

Outstanding Voting Securities

Only shareholders of record at the close of business on April 2, 2007 are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 140,846,455 shares of Common Stock. Each share has one vote.

Listed in the following table are the number of shares owned by each Director, the executive officers named in the Summary Compensation Table under the caption “Executive Compensation” (the “Named Executive Officers”), and all Directors and executive officers of the Company as a group as of April 3, 2007. Except as otherwise noted, each of the persons named in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by him or her. The table also includes the beneficial owners as of April 3, 2007 (unless otherwise noted) of more than 5% of the outstanding Common Stock who are known to the Company.

Name of Beneficial Owner (and Address if “Beneficial Ownership” Exceeds 5%)	Total Shares Beneficially Owned (1)		Percentage of Common Stock Ownership
Stanton J. Bluestone	119,460		*
Robert B. Carter	11,000		*
James A. Coggin	85,135		*
Ronald de Waal	147,673		*
Julius W. Erving	127,122		*
Ronald Frasch	134,740		*
Michael S. Gross	36,598		*
Donald E. Hess	159,157		*
Marguerite W. Kondracke	31,898		*
R. Brad Martin	299,250	(2)	*
Nora P. McAniff	23,022		*
C. Warren Neel	39,483		*
Stephen I. Sadove	1,652,088	(3)	1.16%
Christopher J. Stadler	44,004		*
Kevin G. Wills	57,672		*

All Directors and Executive Officers as a group (26 persons)	3,671,276		2.57%

5% Owners:
AXA Financial, Inc.	9,626,902	(4)(5)	6.83%
FMR Corp.	14,868,317	(4)(6)	10.55%
Inmobiliaria Carso, S.A. de C.V.	11,000,000	(4)(7)	7.81%
Marsico Capital Management LLC	14,464,959	(4)(8)	10.27%

*	Owns less than 1% of the total outstanding shares of Common Stock.

(1)	Includes (a) shares that the following persons have a right to acquire within sixty days after April 3, 2007 through the exercise of stock options and (b) shares of restricted stock (including performance shares) for which the restrictions have not lapsed: Mr. Bluestone (108,460; 6,000), Mr. Carter (0; 11,000), Mr. Coggin (0; 33,334), Mr. de Waal (83,673; 14,000), Mr. Erving (86,078; 8,000), Mr. Frasch (0, 97,500), Mr. Gross (25,824; 8,000), Mr. Hess (53,157; 4,000), Ms. Kondracke (11,362; 8,000), Mr. Martin (30,128; 45,000), Ms. McAniff (12,052; 5,600), Dr. Neel (3,444; 8,000), Mr. Sadove (1,068,166; 249,085), Mr. Stadler (22,380; 8,000), Mr. Wills (8,609; 10,000), and all Directors and executive officers as a group (1,748,226; 898,422).
(2)	Includes 2,175 shares owned by RBM Venture Company, of which Mr. Martin is sole shareholder.
(3)	Does not include an amount equal to 221,360 shares of Common Stock held in Mr. Sadove’s stock grant account under the Company’s Deferred Compensation Plan (“DCP”).
(4)	Information in the table and in notes 5 through 8 below relating to the beneficial owner of Common Stock (and any related entity or person) is as of December 31, 2006 and was obtained from Schedule 13Gs filed with the Securities and Exchange Commission (“SEC”) as follows: (a) on February 14, 2007 for AXA Financial, Inc. (“AXA”); (b) on January 10, 2007 for FMR Corp; (c) on January 23, 2007 for Inmobiliaria Carso, S.A. de C.V. (“Inmobiliaria”) by Carlos Slim Helu (which includes beneficial ownership of Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit (collectively “the Slim family”)(see Note 7)); and (d) on February 9, 2007 for Marsico Capital Management, LLC (“Marsico”).
(5)	The majority of the shares reported in the Schedule 13G are held by unaffiliated third-party client accounts managed by AllianceBernstein, L.P., as investment advisor, which is a majority-owned subsidiary of AXA. AXA and its related entities report sole voting power over 7,806,344 shares, shared voting power over 52,025 shares, sole dispositive power over 9,572,552 shares, and shared dispositive power over 110 shares. The principal business address for AXA is 1290 Avenue of the Americas, New York, New York 10104.
(6)	FMR Corp. and its related entities and persons report sole voting power over 4,204,917 shares and sole dispositive power over 14,868,317 shares. The principal business address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
(7)	Inmobiliaria beneficially owns directly 11,000,000 shares. The Slim family beneficially owns all of the outstanding voting equity securities of Inmobiliaria. As a result, each member of the Slim family may be deemed to have indirect beneficial ownership of the 11,000,000 shares beneficially owned directly by Inmobiliaria. The principal business address for each member of the Slim family is Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 Mexico D.F., Mexico.
(8)

Marsico reports sole voting power over 14,188,561 shares and sole dispositive power over 14,464,959 shares. The principal business address for Marsico is 1200 17th Street, Suite 1600, Denver, Colorado 80202.

The Company encourages its executive officers, other senior management, and Directors to hold a personally meaningful equity interest in the Company, and stock ownership guidelines have been established for Directors and selected executives. The Company believes Common Stock ownership aligns the interests of management, Directors, and shareholders. See “Executive Compensation—Compensation Discussion and Analysis—What Do Our Compensation Programs Reward?” for information concerning the Company’s stock ownership guidelines for the selected executives.

ELECTION OF DIRECTORS

(Item No. 1)

The Company’s Amended and Restated Charter provides that the Board of Directors shall be divided into three classes, designated as Class I, Class II, and Class III. The terms of Class I, II, and III will expire at the annual meetings of shareholders in 2007, 2008, and 2009, respectively. The Board of Directors proposes the re-election of two Class I Directors, Robert B. Carter and Donald E. Hess, and one Class II Director, Stanton J. Bluestone.

See “Corporate Governance—Corporate Governance Committee” for a discussion of the Corporate Governance Committee’s process to identify and select Director candidates.

Mr. Martin resigned, effective as of May 4, 2007, as Chairman of the Board of the Company and as a Director of the Company. Mr. Sadove, Chief Executive Officer of the Company, has been elected Chairman of the Board of the Company effective as of May 4, 2007. Current Class I Director Julius W. Erving is not standing for reelection and will retire from the Board of Directors on June 6, 2007.

The Board of Directors’ current policy is that no Director will be nominated by the Board to stand for re-election after reaching age 72, although the Board may determine, in special circumstances, that this policy should not apply with respect to any particular Director. Mr. Bluestone, 72, has agreed, at the request of the Board of Directors, to serve an additional one-year term as a Class II Director.

The two Class I Directors and the one Class II Director standing for re-election and the seven Directors whose terms continue after the Annual Meeting will comprise the Board of Directors. Each Director will hold office for the term specified and until the Director’s successor is elected and qualified. Unless otherwise instructed by the shareholder, the persons named in the enclosed proxy card intend to vote for the election of Messrs. Carter and Hess as Class I Directors and Mr. Bluestone as a Class II Director.

The Bylaws require that Directors who are not officers of the Company must submit to the Board a letter of resignation upon any change in the Director’s principal business or other activity in which the Director was engaged at the time of the Director’s election. The Board’s Corporate Governance Committee will review the letter of resignation and make a recommendation, based on all of the relevant facts and circumstances (including the needs of the Board), as to whether the Board should accept the Director’s resignation. Ms. McAniff and Messrs. Gross and Stadler upon request each submitted such a letter following a change in employment status. The Board of Directors, at the Corporate Governance Committee’s recommendation, did not accept these resignations, and Ms. McAniff and Messrs. Gross and Stadler continue to serve on the Board.

We have provided below information about the nominees and other Directors. The business associations shown have continued for more than five years unless otherwise noted.

Name, Principal Occupation, and Directorships	Age	Director Since
NOMINEES FOR DIRECTOR:

Class II (term expiring in 2008):

Stanton J. Bluestone	72	1998
Chairman of the Carson Pirie Scott Group of the Company from February 1998 until his retirement in January 1999. Mr. Bluestone served as Chairman and Chief Executive Officer of Carson Pirie Scott & Co. (“CPS”) between March 1996 and January 1998. Mr. Bluestone was Chief Executive Officer of CPS beginning in 1993. Prior to that, Mr. Bluestone held other executive positions with CPS.

Class I (terms expiring in 2010):

Robert B. Carter	47	2004
Executive Vice President of FedEx Information Services and Chief Information Officer of FedEx Corporation, an international provider of transportation, information, international trade support, and supply chain services.

Donald E. Hess	58	1996
Chief Executive Officer of Southwood Partners, a private investment company. Mr. Hess served as Chairman Emeritus of Parisian from January 1998 until October 2006, Chairman of the Parisian group of the Company from April 1997 until his retirement in December 1997, and President and Chief Executive Officer of Parisian, Inc. from 1986 to April 1997.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE ABOVE-LISTED NOMINEES.

Name, Principal Occupation, and Directorships	Age	Director Since
CONTINUING DIRECTORS:

Class II (terms expiring in 2008):

Michael S. Gross	45	1994
Since March 2007, Mr. Gross has served as the Chairman, Chief Executive Officer, and managing member of Solar Capital, LLC, a newly organized finance company focusing on debt and equity investments in leveraged companies. Mr. Gross has been the Chairman, Chief Executive Officer, and Secretary of Marathon Acquisition Corp. since April 2006. Since July 2006, Mr. Gross has been co-chairman of the investment committee of Magnetar Financial LLC, an investment management firm, and a senior partner in Magnetar Capital Partners LP, the holding company for Magnetar Financial LLC. Between February 2004 and February 2006, Mr. Gross was the President and Chief Executive Officer of Apollo Investment Corporation, a publicly traded business development company that he founded and on whose board of directors and investment committee he served as Chairman from February 2004 to July 2006, and was the managing partner of Apollo Investment Corporation. From 1990 to February 2006, Mr. Gross was a senior partner at Apollo Management LP, a private equity firm that he founded in 1990. In addition, from 2003 to February 2006, Mr. Gross was the managing partner of Apollo Distressed Investment Fund, an investment fund that he founded. He also serves on the Boards of Directors of Marathon Acquisition Corp. and United Rentals, Inc.

Nora P. McAniff	48	2002
Chief Operating Officer of Time, Inc., a magazine publisher, from December 2005 until January 2007. Ms. McAniff served as Executive Vice President of Time, Inc. between September 2002 and December 2005. She served as Group President of the People Magazine Group of Time, Inc. between January 2001 and August 2002 and President of People Magazine between October 1998 and January 2001.

Stephen I. Sadove	55	1998
Chief Executive Officer of the Company since January 2006. Mr. Sadove has been elected to the additional position of Chairman of the Board of the Company, effective May 4, 2007. Mr. Sadove joined the Company in January 2002 as Vice Chairman and served in that capacity until March 2004. He served as Vice Chairman and Chief Operating Officer of the Company from March 2004 until January 2006. Mr. Sadove served as Senior Vice President of Bristol-Myers Squibb, a beauty, nutritional, and pharmaceutical company, and President of Bristol-Myers Squibb Worldwide Beauty Care from 1996 to January 2002. Mr. Sadove serves on the Board of Directors of Ruby Tuesday, Inc.

Class III (terms expiring in 2009):

Ronald de Waal	55	1985
Vice Chairman of the Company’s Board of Directors. Chairman of WE International, B.V., a Netherlands corporation, which operates fashion specialty stores in Belgium, the Netherlands, Switzerland, Germany, and France. Mr. de Waal serves on the Board of Directors of Post Properties Inc.

Marguerite W. Kondracke	61	1996
Since October 2004 President and Chief Executive Officer of America’s Promise—The Alliance for Youth, a not-for-profit children’s advocacy organization founded in 1997 by General Colin Powell. She was employed in the following positions: Staff Director, Senate Subcommittee on Children and Families between April 2003 and September 2004; President and Chief Executive Officer of The Brown Schools, the nation’s largest provider of treatment services for troubled adolescents, from September 2001 to March 2003; and President and Chief Executive Officer of Frontline Group, Inc., an employee training company, from July 1999 to August 2001. Ms. Kondracke is co-founder, former Chief Executive Officer, and currently a board member of Bright Horizons Family Solutions.

Name, Principal Occupation, and Directorships	Age	Director Since
C. Warren Neel	68	1987
Executive Director of the Center for Corporate Governance at the University of Tennessee, Knoxville, since February 2003. Dr. Neel served as Commissioner of Finance and Administration for the State of Tennessee from July 2000 to January 2003. He served as the Dean of the College of Business Administration at the University of Tennessee, Knoxville, from 1977 until June 2000. Dr. Neel serves on the Board of Directors of Healthways, Inc.

Christopher J. Stadler	42	2000
Managing Partner of CVC Capital Partners, an investment company, since March 2007. He served as Managing Director and Head of Corporate Investment North America of Investcorp International, Inc., an investment company, from 1996 through January 2007.

APPROVAL OF THE SAKS INCORPORATED

2007 SENIOR EXECUTIVE BONUS PLAN

(Item No. 2)

On April 17, 2007 the Board of Directors adopted the Saks Incorporated 2007 Senior Executive Bonus Plan (the “Bonus Plan”). The Board of Directors adopted the Bonus Plan to provide to a select group of the Company’s executive officers an annual incentive opportunity that is based on the achievement of pre-established objective performance goals, to earn additional compensation to attract and retain the executive officers, and to motivate them to enhance the value of the Company’s business. The Bonus Plan is comparable in all material respects to the Saks Incorporated 2003 Senior Executive Bonus Plan (the “2003 Bonus Plan”) approved by the Company’s shareholders at the Company’s 2003 Annual Meeting of Shareholders, with two exceptions: (i) the Bonus Plan provides that the maximum bonus award payable to a participant in cash may not exceed 300% of the participant’s annual base salary, rather than 200%, as provided in the 2003 Senior Executive Bonus Plan and (ii) the Bonus Plan provides that a bonus award payable to a participant may not exceed $5 million in amount or value. The following description summarizes the Bonus Plan but is qualified by reference to the text of the Bonus Plan attached to this Proxy Statement as Attachment A.

Summary of the Bonus Plan

The Bonus Plan is intended to provide an annual incentive compensation opportunity that is not subject to the limitation on deductions for federal income tax purposes in Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) and is to be construed as providing for “qualified performance-based compensation” within the meaning of Section 162(m).

Bonus Plan participants include those executive officers selected by the Human Resources and Compensation Committee of the Board of Directors (the “Committee”) within 90 days following the beginning of each annual performance period commencing with the Company’s fiscal year beginning February 3, 2008 (“2008”) and ending with the Company’s 2012 fiscal year. Participation in the Bonus Plan will cease upon death, permanent and total disability, or termination of employment.

The Committee will establish written performance goals for each participant for each annual performance period, the outcome of which at the time of establishment must be substantially uncertain, and bonus potential amounts. Each performance goal will consist of, and achievement will be measured against, one or more of the following business criteria: revenue; net or gross sales; comparable store sales; gross margin; operating profit; earnings before all or any of interest, taxes, depreciation or amortization, or a percentage to revenue; cash flow; working capital; return on equity, assets, capital or investment; market share; earnings or book value per share; earnings from continuing operations; net worth; turnover in inventory; expense control within budgets; appreciation in the price of the Company’s common stock; total shareholder return; new unit growth; and

implementation of critical projects or processes. The performance goals may be expressed in terms of attaining a specified level or may be applied relative to a market index, a group of other companies, or a combination, as determined by the Committee. All performance goals will be determined in accordance with generally accepted accounting principles. Financial performance will be determined by excluding all items of gain, loss, and expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principle. Different annual performance periods may have different performance goals, and different participants may have different performance goals.

Bonus awards are payable in cash or stock. Stock awards would be payable under the Company’s 2004 Long-Term Incentive Plan. Bonus payments will be determined as follows: no bonus payment will be made if achievement is below the established minimum; a maximum bonus payment will be made if achievement equals or is greater than the established maximum; and a prorated bonus payment will be made if achievement is between the minimum and maximum levels of performance. The Committee may, in its discretion, reduce or eliminate a bonus amount payable upon the attainment of a performance goal.

Subject to the next sentence, a cash bonus award may not exceed 300% of a participant’s salary, and a stock bonus for the Company’s Chief Executive Officer may not exceed 50,000 shares of Common Stock, and for other participants may not exceed 25,000 shares, in each case subject to adjustment in the case of stock splits or stock dividends. No cash or stock bonus for any participant may exceed $5 million annually in amount or value. To receive a bonus payment, a participant must be employed by the Company on the last day of the Company’s fiscal year. Upon the request of a participant, the Company will defer payment of the participant’s bonus in accordance with the Company’s Deferred Compensation Plan and all successor plans in effect from time to time and Section 409A of the Code. Deferred bonus payments, together with earnings based on a reasonable rate of return or rate of return on specified investments, will be distributed to participants when they request except as limited by the Committee. The Company’s obligation to pay deferred bonus payments will be unfunded and unsecured. The Bonus Plan is intended to be unfunded for purposes of the Employee Retirement Income Security Act of 1974 and the Code. A participant may not assign, pledge, or encumber a deferred bonus payment, but the participant may designate beneficiaries to receive deferred bonus payments upon the participant’s death.

The Committee will administer the Bonus Plan and is authorized to take all actions necessary or desirable to effect the purposes of the Bonus Plan, in its sole discretion, including but not limited to the following: providing rules for the management, operation, and administration of the Bonus Plan; interpreting the Bonus Plan in its sole discretion to the fullest extent permitted by law; and correcting any defect or omission or reconciling any inconsistency in the Bonus Plan in the manner and to extent the Committee deems appropriate in its sole discretion. The decisions of the Committee will be final and conclusive for all purposes.

The Company has reserved the right, exercisable by the Committee, to amend the Bonus Plan at any time and in any respect and to discontinue and terminate the Bonus Plan in whole or in part at any time.

The Bonus Plan will be interpreted in accordance with Tennessee law. If the Company’s shareholders approve the Bonus Plan, it will become effective upon that approval.

Participants in the Bonus Plan

At this time the Committee expects that approximately 20 senior executives and officers of the Company will be eligible to participate in the Bonus Plan for 2008. The amount of benefits to be received pursuant to the Bonus Plan by participants cannot be determined at this time. See “Executive Compensation—Summary Compensation Table—2006” for cash bonuses paid pursuant to the 2003 Bonus Plan to the Named Executive Officers with respect to 2006. The aggregate annual cash bonuses earned in 2006 under the 2003 Bonus Plan by the Company’s executive officers as a group was $5,606,618.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SAKS INCORPORATED 2007 SENIOR EXECUTIVE BONUS PLAN (ITEM NO. 2).

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 3)

The Audit Committee of the Company’s Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for 2007. The Company is asking the shareholders to ratify the Audit Committee’s appointment. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider the appointment.

PricewaterhouseCoopers LLP (or their predecessor firm Coopers & Lybrand) has audited the financial statements of the Company since 1991. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS VOTE “FOR” SUCH RATIFICATION (ITEM NO. 3).

PricewaterhouseCoopers LLP Fees and Services in 2006 and 2005

Aggregate fees for professional services rendered to the Company by PricewaterhouseCoopers LLP for the Company’s fiscal year ended February 3, 2007 (“2006”) and the Company’s fiscal year ended January 28, 2006 (“2005”) were:

	2006	2005
Audit—Professional services for audits of the consolidated financial statements and internal controls of the Company, for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for the issuance of comfort letters and consents for financing transactions.	$1,316,656	$4,890,000

Audit-Related—Assurance and related services including benefit plan audits and audits related to business divestitures.	138,950	839,396

Tax—Tax return preparation and tax services for employee benefit plans.	—	—

All Other—All other services includes a license fee for a technical research application.	1,500	1,500

Total	$1,457,106	$5,730,896

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Audit Committee Report

The primary function of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of the Company’s financial reporting and audit processes, the Company’s system of internal control, and the Company’s process for monitoring compliance with laws, regulations, and policies. The Board of Directors of the Company has adopted an Audit Committee Charter that describes the responsibilities of the Audit Committee.

Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements, and for the public reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the Company’s audited consolidated financial statements for 2006, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and PricewaterhouseCoopers LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU (S) 380).

The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with PricewaterhouseCoopers LLP’s independence.

Based upon its review of the Company’s audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements for 2006 in the Company’s Annual Report on Form 10-K for 2006 for filing with the Securities and Exchange Commission.

Audit Committee

C. Warren Neel, Committee Chair

Stanton J. Bluestone

Michael S. Gross

Marguerite W. Kondracke

PROPOSAL BY A SHAREHOLDER CONCERNING CUMULATIVE VOTING

(Item No. 4)

The following proposal was submitted by a shareholder. We have included the proposal and supporting statement exactly as submitted by the proponent for the proposal. To make sure readers can easily distinguish between material provided by the proponent and material provided by the Company, we have placed a box around material provided by the proponent.

Ms. Evelyn Y. Davis, 2600 Virginia Avenue, NW, Suite 215, Washington, D.C. 20037, owner of 600 shares of the Company’s Common Stock, submitted the following proposal, which is OPPOSED by the Board of Directors:

RESOLVED: “That the stockholders of SAKS INC., assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 32,350,181 shares, representing approximately 39% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

Statement Against Shareholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons:

This same proposal has been submitted at each Annual Meeting of Shareholders since 2002 and was rejected by shareholders at each meeting.

The Board of Directors believes that the present system of voting for Directors is more likely to assure that the Board will act in the interests of all of the Company’s shareholders.

Cumulative voting could make it possible for an individual shareholder or group of shareholders with special interests to elect one or more directors to the Company’s Board of Directors. Such a shareholder or group could have goals that were inconsistent, and could conflict, with the interests and goals of the majority of the Company’s shareholders. Any director elected by such a narrow constituency could disrupt and impair the efficient functioning of the Board of Directors, which may undermine its ability to work effectively as a governing body on behalf of the common interests of all shareholders. Moreover, directors elected by cumulative voting may feel an obligation to represent the special interest groups that elected them rather than all shareholders generally. By contrast, the present system of voting utilized by the Company and by most major publicly traded corporations promotes the election of a more effective Board of Directors in which each Director represents the shareholders as a whole.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL (ITEM NO. 4).

Corporate Governance

Board Practices

The Board met seven times during 2006. At each regular Board meeting, the non-employee Directors also meet separately with Messrs. Martin and Sadove and then without them. Until February 28, 2007 Ronald de Waal presided over the non-employee Director sessions in his capacity as a Vice Chairman of the Board of Directors. On February 28, 2007 the Board of Directors elected Donald E. Hess as Lead Director and in that capacity he will preside over non-employee Director sessions.

The Company’s Board of Directors has adopted Corporate Governance Guidelines. The Company’s Board of Directors has also adopted a Code of Business Conduct and Ethics (the “Code”) in compliance with New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) standards. The Chief Executive Officer, the Principal Financial Officer, other employees of the Company, and members of the Board must comply with the Code. The Code and the Corporate Governance Guidelines are posted on the Company’s web site at www.saksincorporated.com and are available in print to any person who sends a written request to the Company’s General Counsel at 12 E. 49th Street, New York, New York 10017. Waivers and amendments to the policies and procedures set forth in the Code will be disclosed by means of an appropriate statement on www.saksincorporated.com.

The Board reviews its own performance annually and routinely reviews and plans for succession of the Company’s executive team.

Director Independence

Under the Company’s Corporate Governance Guidelines, a significant majority of the Board should be composed of Independent Directors as those terms are defined in the NYSE rules. The Board of Directors has adopted categorical independence standards that supplement the NYSE listing standards. Under these standards, which are available at www.sakincorporated.com, (i) no director will qualify as “independent” unless the Board of Directors affirmatively determines that the director does not have a material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), and (ii) no director will be independent if the director has any of the following relationships:

•	The director is an employee of the Company or has been an employee of the Company at any time within the preceding three years.

•	A member of the director’s immediate family is an executive officer of the Company or has been an executive officer of the Company at any time within the preceding three years.

•

The director or an immediate family member of the director received during any 12 month period within the last three years more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service).

•

The director is a current partner or employee of the Company’s internal or external audit firm, or the director was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

A member of the director’s immediate family (A) is a current partner of a firm that is the Company’s internal or external auditor, (B) is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or (C) was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director is, or within the preceding three years has been, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee.

•

A member of the director’s immediate family is, or within the preceding three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serves or served on the other company’s compensation committee.

•

The director is an employee of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any one of the three most recent fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

•

A member of the director’s immediate family is an executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any one of the three most recent fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues.

•

The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company’s indebtedness for borrowed money to the other is or was 2% or more of the other company’s total consolidated assets.

•

The director or an immediate family member is, or has been within the last three years, an officer, director or trustee of a charitable organization if the annual charitable contributions to the organization by the Company or any executive officer of the Company exceeds or exceeded the greater of $1 million, or 2% of such charitable organization’s gross revenue.

The Board has reviewed all relevant relationships between the Company and each of Stanton J. Bluestone, Robert B. Carter, Ronald de Waal, Julius W. Erving, Michael S. Gross, Donald E. Hess, Marguerite W. Kondracke, Nora P. McAniff, C. Warren Neel, and Christopher J. Stadler, comprising all of the non-employee directors. The Company has affirmatively determined that none of the non-employee directors has a material relationship with the Company directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. In determining that Mr. Carter is an independent director, the Board considered Mr. Carter’s employment as Executive Vice President of FedEx Information Services and Chief Information Officer of FedEx Corporation. During 2006 the Company obtained overnight package delivery and related services from FedEx Corporation for which the Company paid fees that it believes were not greater than the fees the Company would have paid to comparable firms to obtain similar services. In determining that Ms. McAniff is an independent director, the Board considered Ms. McAniff’s employment until January 2007 as Chief Operating Officer of Time, Inc., a subsidiary of Time Warner Inc. During 2006 the Company placed advertising in publications owned by subsidiaries of Time Warner Inc. for which the Company paid advertising rates that it believes were not greater than the advertising rates the Company would have paid to comparable firms to obtain similar services. The Board has also concluded that none of the non-employee directors has any of the disqualifying relationships identified above. Consequently, the Board has determined that all of the non-employee directors are independent within the meaning of the NYSE rules and the Board’s categorical standards.

Board Committees

The Board of Directors has established Audit, Human Resources and Compensation, Corporate Governance, and Finance Committees. The Board has determined that all members of the Audit, Human Resources and Compensation, and Corporate Governance Committees are independent within the meaning of the NYSE rules and the Board’s categorical standards. All members of the Audit Committee satisfy the standard for audit committee independence provided in the SEC rules.

The Board of Directors has adopted written charters for the Audit, Human Resources and Compensation, and Corporate Governance Committees that meet the requirements of the NYSE rules. Each charter is available at www.saksincorporated.com and in print to any person who sends a written request to the Company’s General Counsel, at 12 E. 49th Street, New York, New York 10017. Each committee conducts an annual performance evaluation of itself.

The Board and each of its Committees has access, at the Company’s expense, to outside accounting, legal, corporate governance, and other advisors as and when Board or Committee members determine advisor retention is advisable.

Audit Committee

The Audit Committee includes C. Warren Neel (Chair), Stanton J. Bluestone, Michael S. Gross, and Marguerite W. Kondracke. The Committee met nine times during 2006. The purpose of the Committee is to

(i) assist the Board in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the qualifications and independence of the Company’s independent registered public accounting firm, and (d) the performance of the Company’s internal auditors and the independent registered public accounting firm; and (ii) prepare the report of the Committee required to be included in the Company’s annual proxy statement.

No member of the Audit Committee may serve on more than two other audit committees of public companies.

The Board of Directors has determined that C. Warren Neel and Michael S. Gross each is an “audit committee financial expert” as that term is defined in rules of the SEC implementing requirements of the Sarbanes-Oxley Act of 2002. In reaching this determination, the Board of Directors considered, among other things, their relevant experience as described under “Election of Directors.”

Human Resources and Compensation Committee

The Human Resources and Compensation Committee includes Christopher J. Stadler (Chair), Robert B. Carter, Julius W. Erving, Donald E. Hess, and Nora P. McAniff. The Committee met eight times during 2006. The primary purpose of the Committee is to (i) discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers; (ii) review and recommend to the Board human resource plans, policies, and programs, as well as approve individual executive officer compensation intended to attract, motivate, retain, and appropriately reward associates in order to motivate their performance in the achievement of the Company’s business objectives and align their interests with the long-term interests of the Company’s shareholders; and (iii) provide oversight of the Company’s leadership development and succession processes and to assist the Board in developing and evaluating potential candidates for executive positions, including the Chief Executive Officer.

The Committee has retained Frederic W. Cook & Co., Inc. (“Cook”) as the Committee’s compensation consultant. Cook works exclusively for the Committee and does not provide advice or services to management. The Committee, the Company, and Cook are parties to an advisory services agreement dated September 26, 2006. The following is a summary of the salient features of the agreement:

•	Cook’s sole responsibility will be to the Committee and the Committee’s Chairman, and only the Committee will have the authority to terminate Cook’s relationship with the Committee.

•

Cook will perform the services contemplated by the agreement in a professional manner in accordance with industry standards and bring expertise, experience, independence, and objectivity to the Committee’s deliberations with regard to issues presented to the Committee.

•	Cook will work directly with members of the Company’s management only on matters under the Committee’s oversight and with the knowledge and permission of the Committee Chair.

•	Cook will deliver all advice to the Committee in writing unless directed otherwise by the Committee.

•

The Company will (i) indemnify and hold harmless Cook against any losses, claims, damages or liabilities to which Cook may be subject arising out of Cook’s engagement to provide the services and (ii) reimburse Cook for all reasonable fees and expenses incurred by Cook in connection with the investigation of any pending or threatened claims, litigation or other legal or administrative proceedings arising from the provision of the services, including, but not limited to, attorneys’ fees and reasonable out-of-pocket expenses.

•

The Company will have no obligation to indemnify and hold harmless Cook with respect to losses, claims, damages, and liabilities arising out of or due to, directly or indirectly, (i) Cook’s breach of the agreement, (ii) Cook’s false or materially inaccurate written statement, (iii) Cook’s intentional misconduct or negligence, or (iv) Cook’s violation of law or regulation.

The Committee has regularly scheduled meetings throughout the year and additional meetings are held as required. Prior to each meeting, the Committee receives materials concerning matters that will be discussed, seeks consultation with Cook, and otherwise seeks to fully inform itself.

For additional information regarding the Human Resources and Compensation Committee and the role of the Chief Executive Officer in making recommendations regarding individual compensation actions, see “Executive Compensation—Compensation Discussion and Analysis.”

Corporate Governance Committee

The Corporate Governance Committee includes Ronald de Waal (Chair), Robert B. Carter, Nora P. McAniff, C. Warren Neel, and Christopher J. Stadler. The Committee met four times during 2006. The primary purpose of the Committee is to (i) identify, evaluate, and recommend to the Board individuals qualified to be directors of the Company for either appointment to the Board or to stand for election at a meeting of the shareholders, and (ii) develop and recommend to the Board corporate governance guidelines for the Company. The Committee also makes recommendations with respect to shareholder proposals.

The Corporate Governance Committee does not have any single method for identifying Director candidates, but will consider candidates suggested by a wide range of sources. In 2007 the Committee retained an independent director search firm, Spencer Stuart, to make recommendations to the Committee for new Director candidates. Candidates must possess personal and business integrity, accountability, informed judgment, business literacy, and high performance standards and be able to contribute knowledge, experience, and skills in at least one of the following competencies: accounting and finance, management, marketing, industry knowledge, leadership, or strategy.

The Committee also considers any nominees for Director recommended by shareholders. The Committee will apply the same standards in considering Director candidates recommended by shareholders as it applies to other candidates. Shareholders wishing to recommend to the Committee a nominee should write to the Committee c/o the Secretary at 115 N. Calderwood Street (express mail) or P.O. Box 658 (regular mail), Alcoa, Tennessee 37701. Any recommendation submitted by a shareholder must include the same information concerning the candidate and the shareholder as would be required under the Bylaws if the shareholder were nominating that candidate directly, which information requirements are described in this Proxy Statement under the caption “Shareholders’ Proposals or Nominations for 2008 Annual Meeting.”

Finance Committee

The Finance Committee includes Donald E. Hess (Chair), Ronald de Waal, Michael S. Gross, and Christopher J. Stadler. The Committee met four times during 2006. The Committee: (i) ensures the capital structure of the Company is consistent with its long-term value-creating strategy, (ii) advises management on specific elements of its capital structure strategy, and (iii) approves, based on authority delegated from the Board of Directors, or recommends to the Board of Directors for approval, specific terms and parameters of certain financing transactions.

Meeting Attendance

The Board expects that all Directors will devote sufficient time to the full performance of their Board duties and responsibilities, including attending all Board meetings and all meetings of committees on which the Director serves. Any Director who attends less than 75% of board and committee meetings in a fiscal year is required to provide a written explanation to the Board’s Corporate Governance Committee immediately following the fiscal year end. If the Committee finds the explanation inadequate, the Director will submit a letter of resignation to the Committee, which will determine, based on all relevant facts and circumstances (including the needs of the Board), whether to recommend to the Board that it should accept the Director’s resignation.

Each Director attended 75% or more of the aggregate number of meetings of the Board of Directors and the committee(s) on which such Director served during 2006. The overall average percentage for Directors’ meeting attendance was 91%.

Directors are encouraged, but not required, to attend annual meetings of shareholders. Eleven of the twelve Directors attended the Company’s June 2006 Annual Meeting. Ms. McAniff did not attend due to a business conflict.

Policy and Process Regarding Communications with the Board

The Board of Directors has adopted a policy and process for shareholders and other interested parties to communicate with the Board or an individual Director, including Lead Director Mr. Hess, who presides over the non-employee Director sessions, or with the non-employee Directors as a group. Shareholders and other interested parties may communicate with the Board collectively, or with any of its individual members, by writing to them c/o the Secretary at 115 N. Calderwood Street (express mail) or P.O. Box 658 (regular mail), Alcoa, TN 37701. The Secretary, with the advice of the Company’s General Counsel, will have discretion to determine whether shareholder communications are proper for submission to the intended recipient. Examples of shareholder communications that would be considered presumptively inappropriate for submission include communications regarding the Company’s pricing of products or services, personal grievances, solicitations, communications that do not relate, directly or indirectly, to the Company, and communications that are duplicative of previously submitted communications or are frivolous in nature. Additional information concerning the Company’s process regarding communications with the Board may be found at www.saksincorporated.com.

Executive Compensation

Compensation Discussion and Analysis

This section provides information regarding the compensation programs and practices as they relate to the total pay for the Company’s Principal Executive Officer, Principal Financial Officer, and the three most highly compensated executive officers other than the Principal Executive Officer and Principal Financial Officer (the “Named Executive Officers”) for 2006. All references in this section to “executive officers” include the Named Executive Officers. This section includes information regarding, among other things, the overall objectives of the Company’s compensation programs and practices, the rationale for the level and mix of rewards provided, and a discussion of the manner in which the various elements of executive pay support the Company’s business objectives.

The responsibilities of the Human Resources and Compensation Committee of the Board of Directors (the “Committee”) include approving the Company’s compensation programs and individual awards to the Named Executive Officers under such programs. A detailed description of the Committee’s specific responsibilities is contained in the Committee’s Charter, which can be viewed at www.saksincorporated.com.

The Committee seeks to ensure that a substantial portion of total compensation paid to the Named Executive Officers and other executive officers is performance-based, consisting of annual cash bonuses and, within the limits established by the Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”) approved by the Company’s shareholders at the 2004 Annual Meeting of Shareholders, performance-share awards, and stock options. Performance-based compensation is directly linked to the achievement of growth in Company stock price, clearly defined financial measures, and in some cases, corporate objectives and/or personal goals. The Committee believes that the Company’s achievement of the established financial measures and the Named Executive Officers’ achievement of their personal goals and key corporate objectives will in large part directly reward the Company’s shareholders. If the Company does not meet the established financial measures or corporate goals or if a Named Executive Officer does not meet established personal goals, performance-based compensation tied to these performance measures would be appropriately reduced or entirely forfeited depending on the extent to which the performance measures are not achieved. For example, in early 2006 the Committee determined that none of the Named Executive Officers or the Company’s other executive officers earned any performance shares under the Company’s 2004-2005 Long-Term Incentive Program because the Company did not meet the performance goals established for these awards.

What are the Objectives of our Compensation Policies?

The objectives of the Company’s compensation policies applicable to the executive officers are to (i) provide a compelling incentive to the Company’s executive officers to achieve the Company’s business objectives and financial performance goals, (ii) align the economic interests of the Company’s executive officers with the economic interests of the Company’s shareholders, and (iii) enable the Company to attract, retain, and reward talented executive officers who will contribute to the Company’s long-term success.

What do our Compensation Programs Reward?

The Company’s compensation programs are designed to reward the accomplishment of both financial and non-financial performance objectives. Specifically, base salary is the foundation of the compensation program and recognizes the level of job scope and complexity, the accomplishment of managerial responsibilities including identifying and developing associate talent, participation in the development of the Company’s business strategies, and personal leadership in modeling and encouraging the development of the desired Company culture. The performance measures for the 2006 annual bonus and the 2006 performance share awards include performance against pre-established division operating profit objectives and, in some cases, the accomplishment of key corporate objectives.

In addition to rewarding performance and maintaining competitiveness in the market for top talent, the Company’s compensation programs provide the opportunity for executive officers to establish and maintain meaningful levels of share ownership, which is intended to align the economic interests of the Company’s shareholders, the Named Executive Officers, and the Company’s other executive officers. To that end, the Board of Directors during 2006 approved the following revised share ownership guidelines, which are expressed as a multiple of annual base salary:

Chairman of the Board	5x or 500% of salary
Chief Executive Officer	5x or 500% of salary
Other specified executive officers and other senior executives as determined by the Chief Executive Officer	1x or 100% of salary

In determining compliance with these guidelines, share ownership includes shares owned outright by the executive (or by immediate family members) and unvested restricted stock as well as shares (or equivalent interests) held in the Company’s 401(k) Retirement Plan (the “401(k) Plan”), Employee Stock Purchase Program, and the DCP. The Company currently does not have a policy that prohibits its executive officers from hedging the economic risks of share ownership under the Company’s equity compensation programs but has begun a process to implement such a policy.

There is no set time frame for achieving the targeted level of share ownership. However, until the ownership guidelines are satisfied, the executives are required to hold 75% of the net shares (after satisfying withholding for taxes and the exercise price for stock option exercises) from the Company’s equity-based compensation programs. To ensure that each executive builds an ever-increasing ownership position over the executive’s career, once the executive has achieved the guideline level of ownership the executive will be required to hold 25% of the net shares subsequently acquired from equity compensation programs. To monitor compliance with these guidelines the Board will review, on an annual basis, the executive’s share ownership.

What are the Elements of our Compensation Program? Why Do We Choose to Pay Each Element?

The Company uses a mix of compensation programs that recognize the scope and complexity of job responsibility, reinforce performance, reward achievement of annual goals and objectives, encourage the creation of shareholder value, reward achievement of long-term performance goals, and reinforce leadership behavior consistent with the values of integrity, mutual respect, and support of the desired culture of teamwork and personal accountability. The Company attempts to maintain a competitive level of total compensation as warranted by Company performance. The specific elements of the compensation package and the corresponding performance measures, however, are specifically tailored to meet the Company’s strategic objectives and culture.

Outlined below is the rationale for providing each element of the compensation package provided to executive officers:

Base salary: designed to recognize the level of job scope and complexity, level of current performance, and sustained performance during tenure in role.

Annual bonus: designed to reward the achievement of operating profitability and accomplishment of key corporate objectives and/or personal goals.

Long-term incentives: comprised of (i) performance shares to reward accomplishment of operating profitability and in some cases achievement of key corporate objectives; (ii) stock options to align the interests of executive officers and shareholders and to provide an opportunity to establish a meaningful ownership position; and (iii) time-vested restricted stock to attract and retain top talent and to further reinforce share ownership.

With the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised in 2004), Share-Based Payment (“FAS 123(R)”), the Company suspended the granting of stock options for executive officers and utilized only performance shares and restricted stock as the Company’s long-term incentives and to promote retention. This change was made in anticipation of the diminished competitive prevalence of stock options and to allow the Company to analyze evolving retail-industry practices. Based upon a recent survey by Hay Group (a compensation consultant retained by the Company) of retail-industry practices, the Company has determined that a competitive mix of long-term incentives and retention features should include stock options and has reintroduced stock options as a key component of the long-term incentive and retention package. Stock options are granted in combination with performance shares and restricted stock to provide a competitive mix and level of total compensation.

The Committee’s general, but not invariable, practice has been to grant long-term incentive and retention awards to executive officers during the Company’s first fiscal quarter. On November 28, 2006 the Board of Directors adopted a “Policy and Procedures for the Granting of Equity Awards,” which provides that:

•	All awards will be made in accordance with the 2004 Plan;

•

All awards will be granted by the Committee except for awards to be granted by the Chief Executive Officer pursuant to delegated authority, which may not exceed 120,000 shares per fiscal quarter, of which the total number of restricted stock awards, performance share awards, restricted stock unit awards, performance share unit awards, unrestricted stock awards, and performance unit awards will not exceed 40,000 shares.

•	Awards will be made at Committee meetings, and awards will not be made by unanimous written consent.

•	Committee meetings for the purpose of making stock option awards will be scheduled to occur during the Company’s regularly scheduled “permitted trading” periods.

•

If at the time proposed for the grant of a stock option award the Company possesses material non-public information, the Company’s General Counsel will be consulted before the award is granted. The Board of Directors expects that, absent compelling circumstances, (i) the award will not be granted if the award grantor reasonably anticipates that promptly following the grant the Company will release material non-public information that the grantor reasonably believes would result in an increase in the

Company’s Common Stock price or (ii) the grant of the award will not be delayed if the award grantor reasonably anticipates that the delay would result in the granting of the award promptly after the release by the Company of material non-public information that the grantor reasonably believes would result in a decrease in the Company’s Common Stock price.

•	The grant date for awards made by the Committee will be the date of the meeting.

•

The grant date for awards made by the Chief Executive Officer will be (i) in the case of new hires, the first day of employment, (ii) in the case of promoted associates, the effective date of the promotion, and (iii) in all other cases, the date the Chief Executive Officer grants the award.

•	The exercise price for stock option awards will be the NYSE closing price of the Common Stock on the grant date.

Medical, disability and life insurance coverage: executive officers participate in benefits coverage to help manage the financial impact of ill health, disability, and death. Executive officers participate in the same benefits offered to all eligible employees, but executive officers pay an executive surcharge equal to 150% of the regular premium. Mr. Martin’s December 8, 2004 Employment Agreement provides for a supplemental long-term disability benefit and annual physical examination. In addition, Mr. Coggin has an additional life insurance benefit provided by the Company.

Retirement benefits: the Company sponsors the 401(k) Plan in which the majority of full-time employees are eligible to participate. The purpose of this plan is to provide an incentive for employees to save for their retirement income needs and to provide additional attraction and retention of employees. Executive officers participate in the 401(k) Plan on the same basis as other eligible employees. The amount of annual savings that may be contributed to the 401(k) Plan is capped by the compensation and annual addition limitations imposed on qualified savings plans by the Code (currently $15,500 per year). The Company also maintains a deferred compensation program in which executive officers may voluntarily participate. For additional information regarding the deferred compensation program see “Executive Compensation—Nonqualified Deferred Compensation—2006.”

Perquisites: Messrs. Martin and Coggin receive reimbursement for club dues, and Mr. Martin receives reimbursement for home security. Messrs. Sadove, Coggin, and Wills are eligible for reimbursement for financial and tax planning and preparation. Mr. Sadove is provided with a car and driver. While the primary purpose of this benefit is business-related, Mr. Sadove has access to the car and driver for commuting. Subject to approval of the Chief Executive Officer, the other Named Executive Officers may use Company-provided aircraft for personal use. The rationale for providing perquisites to executive officers is to enhance the attractiveness of the overall compensation program and, in the case of Company-provided transportation, to provide greater security and convenience. For additional information regarding perquisites see “Executive Compensation—Summary Compensation Table—2006.”

How Does the Company Determine the Amount of Each Element of Pay?

The Company reviews competitive data provided by the Hay Group to benchmark the total level of compensation paid by the Company’s competitors. For additional information see “Executive Compensation—Compensation Discussion and Analysis—Competitive Position of Pay.” Once the total market pay for each position is determined, the Company targets the mix and level of base salary, annual incentive, and long-term incentives such that total pay approximates the median of competitive practices. The Company provides a mix of rewards that represents a balance of cash and equity-based payouts to provide attractive incentives and facilitate share ownership.

In determining the compensation of the executive officers reporting to the Chief Executive Officer, the Committee seeks the Chief Executive Officer’s assessment of the performance and contributions of these executive officers and the Chief Executive Officer’s recommendations regarding individual compensation actions. The Committee consults with Cook regarding competitive pay practices and appropriate compensation for the Chief Executive Officer.

Outlined below is a discussion of each specific element of total compensation provided to the executive officers.

Base Salary

Base salary reflects the scope of job responsibility and the day-to-day performance of the executive officer relative to duties and responsibilities. The performance and contributions of each executive officer are reviewed annually and, based upon this review, the executive officer may be eligible to receive a “merit increase.” The Company’s annual merit increase guideline for executive officers is based on competitive practices and overall Company performance. These increases reflect the Company’s operating results and individual contributions to overall performance and are consistent with competitive merit increases at the executive-officer level. The Committee’s current practice is to review the performance of the senior management team annually for a salary increase effective May 1. The Named Executive Officers will not receive annual merit increases on May 1, 2007 because 2007 compensation will include a larger percentage of performance-based compensation. Effective May 4, 2007 Mr. Wills will receive a salary increase as a result of his appointment as Executive Vice President and Chief Financial Officer. See “Executive Compensation—Employment Agreements” for a description of Mr. Wills’s April 17, 2007 Employment Agreement.

Annual Cash Bonuses

At the start of a fiscal year the Committee establishes performance measures for the Company’s annual bonus plan for executive officers. Following the close of the fiscal year and based on the Company’s consolidated results of operations for the fiscal year, the Committee assesses the Company’s actual performance against the established performance objectives and determines the amount, if any, of the payout to the executive officers.

The Committee established the following performance measures for the 2006 annual cash bonuses: (1) for Mr. Sadove, a specified level of Saks Fifth Avenue (“SFA”) operating profit (75% weight) and the accomplishment of key corporate objectives (25% weight); (2) for Mr. Coggin, the same level of SFA operating profit (50% weight) and the achievement of the same key corporate objectives (50% weight); and (3) for Mr. Frasch, the same level of SFA operating profit (75% weight) and the achievement of personal objectives (25% weight). The SFA operating-profit performance measure established by the Committee for the 2006 annual cash bonus plan was higher than the comparable performance measure established by the Committee for the 2005 annual cash bonus plan and was based on the achievement of a significant comparable store sales increase, significant gross margin rate improvement, and expense leverage. The Committee believed that the successful execution of these objectives likely would result in a significant year-over-year improvement in SFA operating profit, which the Committee expected would lead to enhanced shareholder value. When the Committee established the 2006 SFA operating-profit performance measure, the Company’s management believed that (1) the performance measure would not be achieved unless management were to fully execute in a timely manner its plans designed to achieve the performance measure, and (2) based on the Company’s past performance and other factors, there were significant obstacles to achievement of the performance measure. Based on the Company’s 2006 results of operations, the Committee determined that 2006 SFA operating-profit performance resulted in a payout of 105% of target-level performance on this portion of the 2006 annual cash bonus program. The key corporate objectives for Messrs. Sadove and Coggin were the execution of transition services agreements relating to divested businesses, successful outcome of the strategic alternatives process for the Company’s Parisian specialty department store business, and the restructuring of the Company’s corporate functions. The Committee determined that achievement of the key corporate objectives resulted in a payout of 141.7% of target-level performance on this portion of the 2006 annual cash bonus program.

The Committee determined that Mr. Wills, whose 2006 bonus was 100% based on achievement of personal objectives including implementing and monitoring the Company’s internal controls and financial processes and procedures, earned a 150% payout for 2006. His bonus is reflected in the Non-Equity Incentive Plan Compensation column of “Executive Compensation—Summary Compensation Table—2006.”

In 2006 the Committee approved Mr. Martin’s 2006 personal objectives that served as the performance measure for 25% of Mr. Martin’s 2006 annual bonus (the remaining 75% was based on 2006 SFA Operating Profit). The personal objectives were weighted 10% on the satisfactory outcome of the Parisian strategic alternatives process, and 15%, in total, on the following objectives:

•	Effective transition and support of Mr. Sadove in his role as Chief Executive Officer, including specific assignments on international and real estate matters;

•	Effective leadership of the Board of Directors’ governance processes;

•	Effective value creation from Club Libby Lu and other corporate assets/liabilities; and

•	Relationship management with major shareholders as requested by Mr. Sadove.

With respect to Mr. Martin’s 2006 bonus, the Committee determined that he earned 105% of the portion of his bonus based on SFA Operating Profit and 144.75% of the portion of his bonus based on the accomplishment of personal objectives for a weighted payout of 114.9% of target-level bonus.

For the 2007 annual cash bonus program for the executive officers, the Committee established the following performance measures: adjusted EBITDA (EBITDA less expenses related to the transition of corporate support functions, asset impairments, and the results of operations of the Company’s Club Libby Lu business) (“Adjusted EBITDA”), at specified levels (60% weight); comparable store sales growth at specified levels (15% weight); and the accomplishment of key personal objectives (25% weight). The Committee believes that the use of Adjusted EBITDA as the key financial measure for the 2007 annual cash bonus program will focus management’s attention on what the Committee believes are the key financial drivers of performance and is consistent with and supports the Company’s operational and strategic plans. In terms of the Company’s financial performance, the Adjusted EBITDA performance measure reflects a meaningful increase in profitability and will only be achieved through above-average comparable store sales growth, continued gross margin rate improvement, continued expense leverage, and the successful transition of certain corporate support functions. The Committee and management believe that the Adjusted EBITDA performance measure is appropriately challenging but achievable. Payout opportunity under the 2007 annual cash bonus program will range from 0% to 143.75% of target-level performance.

Stock-Incentive Awards

The Company provides long-term incentives in the form of stock option, performance share, and restricted stock awards. Pursuant to Board policy, the Committee does not “reprice” stock option awards in the event the market price of the Company’s stock declines. Most stock option awards vest in installments over four years, and the awards expire after seven or ten years. Unvested stock option awards generally are forfeited if the executive’s employment is terminated. During 2006, the Committee did not grant stock option awards. As described below, the Committee adopted a 2005-2006 Long-Term Incentive Program and a 2006 Performance Share Award Program that provided for performance share awards. Based upon a Hay Group analysis of competitive compensation practices and trends, the Committee determined that it would be appropriate to reintroduce stock options into the mix of long-term incentives provided to executive officers in 2007. The Committee determined that a mix of stock options, performance shares, and restricted stock awards is the appropriate mix of incentives to best serve the interests of the Company and its shareholders.

The 2004 Plan has been approved by the Company’s shareholders in accordance with the rules of the NYSE. The 2004 Plan provides that grantees of restricted stock and performance share awards have the right to receive an amount equal to dividends paid with respect to the shares of Common Stock subject to the awards without interest. The Company pays the dividend-equivalent amounts to grantees when and to the extent the restricted stock and performance share awards vest. During 2006 the Company paid a special $4.00 per share cash dividend to shareholders of record on April 14, 2006 (the “First 2006 Dividend”) and a special $4.00 per share cash dividend to shareholders of record on November 15, 2006 (the “Second 2006 Dividend”), which per share amounts were the same for the Named Executive Officers and other executive officers as the dividends paid to the Company’s shareholders on the applicable record dates.

Long-Term Incentive Programs

In 2005 the Committee approved a 2005-2006 Long-Term Incentive Program, and awards of performance shares were granted under this program to Messrs. Sadove (83,333 shares for target-level performance and 125,000 shares for maximum-level performance), Wills (25,000 shares for target-level performance and 37,500 shares for maximum-level performance), Martin (83,333 shares for target-level performance and 125,000 shares for maximum-level performance) and Coggin (40,000 shares for target-level performance and 60,000 shares for maximum-level performance). Mr. Frasch did not receive a 2005-2006 Long Term Incentive Program award. Each award was made in accordance with the 2004 Plan. The performance shares subject to each award related to a performance period consisting of 2005 and 2006, although the shares could vest earlier or be forfeited as provided in the Performance Share Agreement for the award. Vesting of the shares that comprised the awards was subject to the achievement, as determined by the Committee in accordance with the 2004 Plan, of the following performance targets: management of corporate expenses to plan; management of capital expenditures to plan; execution of a transition services agreement entered into with Belk, Inc. as part of the sale of the Company’s McRae’s/Proffitt’s assets to Belk, Inc.; completion of the strategic alternatives process for the Company’s Department Store Group and the receipt of specified levels of gross proceeds in connection with such process; and appreciation in the price of the Company’s common stock ($11-threshold level, $12-target level, and $13-maximum level, which levels have been adjusted for the First 2006 Dividend and the Second 2006 Dividend). Each of these five performance targets was weighted 20%. The Committee approved these awards to motivate the executive officers to achieve the indicated results that the Committee determined were of paramount operational and strategic importance to the Company and its shareholders. Based upon performance measured against these objectives, the Committee determined that the 2005-2006 Long-Term Incentive Program awards were earned at 98.3% of the maximum level and the following payouts were made on April 3, 2007 (“value” is based on $21.01, the NYSE closing price of the Common Stock on that date and includes the First 2006 Dividend and the Second 2006 Dividend):

Stephen Sadove, 122,916 shares ($3,565,793 value)

Kevin Wills, 36,875 shares ($1,069,744 value)

Brad Martin, 122,916 shares ($3,565,793 value)

James Coggin, 59,000 shares ($1,711,590 value)

In 2006 the Committee approved a 2006 Performance Share Program, and awards of performance shares were granted under this program to Messrs. Sadove (83,333 shares for target-level performance and 125,000 shares for maximum-level performance), Wills (12,500 shares for target-level performance and 18,750 shares for maximum-level performance), Coggin (20,000 shares for target-level performance and 30,000 shares for maximum-level performance) and Frasch (26,666 shares for target-level performance and 40,000 shares for maximum-level performance). Each award was made in accordance with the 2004 Plan. The performance shares subject to each award related to 2006. Vesting of the shares that comprised the awards (other than Mr. Frasch’s award) was subject to the achievement, as determined by the Committee, of the following performance measures: (1) 75% based on achievement of the level of 2006 SFA Operating Profit established for the 2006 annual cash bonuses (see “Executive Compensation Discussion and Analysis—Annual Cash Bonus”) and (2) the remaining 25% of the awards based on execution of transition services agreements relating to divested businesses, successful outcome of the strategic alternatives process for Parisian, and restructuring of the Company’s corporate functions. The performance measure for Mr. Frasch’s award was based 100% on the achievement of a specified level of SFA Operating Profit. Based upon performance measured against the objectives, the Committee determined that the portion of the awards based on 2006 SFA Operating Profit was earned at 105% of target-level performance and the portion based on corporate objectives was earned at 141.7% of target-level performance. Based on the Committee’s determination of the achievement of the performance measures, the Committee made the following payouts on April 3, 2007 (“value” is based on $21.01, the NYSE closing price of the Common Stock on that date and includes the First 2006 Dividend and the Second 2006 Dividend):

Stephen Sadove, 95,140 shares ($2,760,011 value)

Kevin Wills, 14,271 shares ($414,002 value)

James Coggin, 22,834 shares ($662,414 value)

Ronald Frasch, 27,999 shares ($812,251 value)

Mr. Sadove’s 95,140 shares are subject to an additional one-year restriction period and will vest if Mr. Sadove remains continuously employed by the Company until April 3, 2008.

The Committee awarded Mr. Martin 40,000 performance shares for 2006 in accordance with his Employment Agreement, which award was subject to the achievement of the following performance measures:

•	20,000 shares based on achievement of 2006 SFA Operating Profit and

•	20,000 shares based on satisfactory outcome of the Parisian strategic alternatives process and other specified strategic objectives.

With respect to this award, the Committee determined in 2007 that Mr. Martin had earned 35,000 shares based on achievement of these performance measures.

In 2006 the Committee made an award of 314,156 shares of unrestricted stock to Mr. Martin in full satisfaction of the Company’s obligation to award to him 500,000 performance shares in accordance with his employment agreement with the Company dated December 8, 2004. For a summary of the specific provisions of Mr. Martin’s employment agreement see “Executive Compensation—Employment Agreements.”

In 2007 the Committee approved a 2007 Performance Share Program, and awards of performance shares were granted under this program to Messrs. Sadove (101,250 shares for target-level performance and 151,875 shares for maximum-level performance) and Frasch (65,000 shares for target-level performance and 97,500 shares for maximum-level performance). Each award was made in accordance with the 2004 Plan. The performance measure for the awards is Adjusted EBITDA, and earned shares are subject to an additional two-year restriction period.

In March 2007 the Committee awarded to executive officers stock option awards. The Committee awarded Messrs. Sadove and Frasch options to purchase 202,500 and 100,000 shares of Common Stock, respectively. The exercise price for these awards was the NYSE closing price of the Common Stock on the grant date. Mr. Coggin was not granted an equity award in 2007 due to his announced decision to terminate his employment with the Company during 2007.

In April 2007 Mr. Wills received awards of 13,125 performance shares, 13,125 stock options, and 75,000 phantom shares. These awards were made in connection with the execution and delivery of an Employment Agreement between Mr. Wills and the Company dated April 17, 2007. See “Executive Compensation—Employment Agreements” for additional information concerning Mr. Wills’s employment agreement. The performance measure for the performance shares granted by the Committee to Mr. Wills is Adjusted EBITDA, and earned shares are subject to an additional two-year restriction period. The exercise price for Mr. Wills’s 13,125 stock options was the NYSE closing price of the Common Stock on the grant date.

Competitive Position of Pay

In determining the competitive position of the Company’s executive compensation program, the Company engaged the Hay Group to provide survey information detailing the pay practices of a select group of retailers. Data collected included information on base salary, annual incentives, long-term incentives, perquisites, and benefits. Comparator companies include Neiman Marcus, Nordstrom, Federated, Coach, Ann Taylor, Abercrombie & Fitch, Liz Claiborne, Tommy Hilfiger, J Crew, Polo Ralph Lauren, and American Eagle Outfitters. The Company targets base salary near the median base-salary levels of this competitor group and provides the opportunity for total compensation to be at or above the median of competitive compensation based upon achievement of performance measures at the target level. In order to determine the appropriate compensation for the CEO, the Committee reviewed market data for the following companies: Neiman Marcus, Jones Apparel Group, Liz Claiborne, Tiffany, Aeropostale, Ann Taylor, bebe stores, J Crew, and Talbots.

How Does Each Element of Pay Fit into the Overall Pay Objectives and Affect the Decisions Regarding the Other Elements?

The rationale for providing a mix of base salary, annual bonus and long-term incentives is to maintain a competitive program of total pay and to reinforce the accomplishment of the operating and strategic objectives of the Company. In determining the amount of each component, the Company relies upon survey data to establish the market rate of pay for the executive-officer positions and then determines the mix of compensation such that total pay opportunity, when performance objectives are achieved, is at or above the median of the total compensation of the Company’s competitors.

The mix of pay is set such that base salary represents a smaller portion of total compensation than is represented by performance-based incentives. For example, the 2007 targeted mix of pay for Mr. Sadove is 18% base salary, 26% annual bonus and 56% equity. Slightly over 80% of Mr. Sadove’s pay is at risk based on the company’s achievement of financial and key corporate objectives.

Termination or Change in Control—Rationale for Triggers

The Company has entered into employment agreements with each of the Named Executive Officers and with certain other executive officers. These agreements generally provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “cause” or leaving employment for “good reason,” as these terms are defined in the employment agreements. For Messrs. Sadove, Wills, and Martin, upon a “Change in Control” (as defined in the agreements) of the Company each may terminate his employment for “good reason” (for Mr. Martin, one year following the Change in Control). Additional information regarding the employment agreements is found under the heading “Employment Agreements” below and a quantification of benefits that would have been received by the Named Executive Officers had termination occurred on February 3, 2007 is found under the heading “Potential Payments upon Termination or Change-in-Control” below. See “Executive Compensation—Potential Payments Upon Termination or Change in Control” (Note 6 to table) for information regarding Mr. Frasch’s rights to receive a severance payment in accordance with the Company’s 2000 Change of Control and Material Transaction Severance Plan (“2000 Plan”).

The Committee believes that these agreements are an important part of the overall compensation arrangements for the Named Executive Officers. The Committee believes that these agreements will help to secure the continued employment and dedication of the Named Executive Officers, and ameliorate any concern that they might have regarding their continued employment prior to or following a change in control. The Committee also believes that these agreements are important as a recruitment and retention device, as many of the companies with which the Company competes for executive talent have similar agreements in place for their senior executives. Finally, the Committee believes that these agreements are beneficial to the Company because, in consideration for these severance arrangements, the executives agree to noncompetition and nonsolicitation covenants for a period of time following termination of employment.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code limits the tax deductibility of compensation in excess of $1 million paid to the Named Executive Officers, unless the compensation constitutes “qualified performance-based compensation,” as defined in Section 162(m). It is the Committee’s intention to utilize performance-based compensation in order to maximize the deductibility of executive compensation. However, the Company believes that, to remain competitive, it must maintain a compensation program that will continue to attract, retain, and reward the executive talent necessary to maximize shareholder return. As a consequence, the Company has in the past, and will in the future, pay compensation to one or more of the Named Executive Officers that exceeds $1 million and does not constitute qualified performance-based compensation, such as salary and time-vested restricted stock awards.

* * * * *

Report of the Human Resources and Compensation Committee of the Board of Directors

The Human Resources and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the

Human Resources and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report of Form 10-K and Proxy Statement on Schedule 14A.

Human Resources and Compensation Committee

Christopher J. Stadler, Chair

Robert B. Carter

Julius W. Erving

Donald E. Hess

Nora P. McAniff

Summary Compensation Table—2006

The following table sets forth for 2006 total compensation for Stephen I. Sadove, Chief Executive Officer (“Principal Executive Officer”), Kevin G. Wills, Executive Vice President of Finance and Chief Accounting Officer (“Principal Financial Officer”), and for the three most highly compensated executive officers other than the Principal Executive Officer and the Principal Financial Officer. As used in this Proxy Statement, the term “executive officer” has the meaning set forth in Rule 3b-7 under the Securities Exchange Act of 1934.

Of critical importance to an understanding of the following table is that no stock option awards were granted to the Named Executive Officers during 2006, and that all or substantially all of the amounts shown in the “Option Awards” column of the table reflect, in accordance with SEC rules, non-cash adjustment charges recorded by the Company for accounting purposes. Pursuant to the anti-dilution provisions of the Company’s equity compensation plans, the Company’s Board of Directors adjusted the exercise price for, and the number of shares subject to, outstanding stock options to reflect the changes in the share price of the Common Stock resulting from the payment of the First 2006 Dividend and the Second 2006 Dividend. These adjustments were made to preserve, immediately following the dividend payments dates, the intrinsic value of the stock options immediately prior to the dividend payment dates. Because these adjustments were discretionary, the Company was required, in accordance with the provisions of FAS 123(R), to record non-cash charges related to the preservation of this intrinsic value. The following amounts shown in the “Option Awards” column of the table reflect, in accordance with SEC rules, these non-cash adjustment charges: Mr. Sadove $8,546,308; Mr. Wills $103,927; Mr. Martin $5,607,474; and Mr. Coggin $2,088,245. These sums also are included in the amounts shown for Messrs. Sadove, Wills, Martin and Coggin in the “Total” column of the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Stephen I. Sadove(5)	2006	1,052,174	—	3,268,555	8,546,308	1,198,759	73,551	(6)(10)(11)	14,139,347
Principal Executive Officer

Kevin G. Wills	2006	451,422	175,950	858,273	105,814	273,163	24,572	(7)	1,889,194
Principal Financial Officer

R. Brad Martin(5)	2006	1,035,000	—	3,361,968	5,643,814	1,189,603	1,631,639	(8)(10)	12,862,024
Chairman of the Board

James A. Coggin	2006	849,735	—	1,129,718	2,208,356	634,174	4,562		4,826,545
President and Chief Administrative Officer

Ronald Frasch (9)	2006	1,012,500	—	1,367,600	—	488,250	5,087		2,873,437
President and Chief Merchandising Officer

(1)

The amounts shown in this column reflect restricted stock and performance share awards granted in 2006 as well as in prior years. The awards are valued based on the amount recognized for financial statement reporting purposes during 2006 pursuant to FAS 123(R). Pursuant to FAS 123(R), restricted stock awards are expensed ratably over the applicable vesting period with the expense based on the value of the award on the grant date. The Company’s performance share awards are earned based on the achievement of operational objectives or financial measurements. The Committee determines the actual number of performance shares earned at the end of the applicable performance period. Pursuant to FAS 123(R) the Company recognizes the expense associated with performance shares ratably over the performance period if it appears likely that performance shares will be earned (at threshold-, target-, or maximum-level performance based upon actual performance as compared to the pre-established performance measures).

(2)	The amounts shown in this column relate to option awards granted prior to 2004 because no option awards were granted to the named executives during the 2004 to 2006 period. The amounts are valued based on the amount recognized for financial statement reporting purposes for option awards during 2006 pursuant to FAS 123(R). In accordance with the provisions of FAS 123(R), the Company recorded non-cash charges related to the adjustment of outstanding unexercised stock options and their associated exercise prices, and all or substantially all of the amounts shown in this column reflect such non-cash adjustment charges. See Note (10) to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for 2006 (the “2006 10-K”). For additional information regarding these non-cash charges, see the second paragraph under “Executive Compensation—Summary Compensation Table—2006” and the first paragraph under “Executive Compensation—Grants of Plan-Based Awards—2006—Special Cash Dividends.”
(3)	The amounts shown in this column reflect cash bonuses awarded to the Named Executive Officers under the Company’s annual bonus plan for the achievement of specified performance measures, including operating profitability and accomplishment of key corporate objectives.
(4)	For 2006 includes matching contributions under the 401(k) Plan as follows: Mr. Sadove $4,850; Mr. Wills $4,572; Mr. Martin $3,590; Mr. Coggin $4,562; and Mr. Frasch $5,087.
(5)	Mr. Martin resigned, effective as of May 4, 2007, as Chairman of the Board of the Company. Mr. Sadove has been elected to the additional position of Chairman of the Board of the Company, effective as of May 4, 2007.
(6)	Includes (i) personal airplane use of $29,650; (ii) company vehicle lease and driver of $21,221; and (iii) tax/financial/legal services.
(7)	Includes a special $2 per share cash dividend paid on 10,000 shares of restricted stock that vested on February 15, 2006. The dividend was paid to all shareholders of record on April 30, 2004 (the “2004 Dividend”). See “Executive Compensation—Compensation Discussion and Analysis—Stock Incentive Awards” for additional information about dividend-equivalent amounts payable with respect to restricted stock.
(8)	Includes (i) the 2004 Dividend ($500,000) and the First 2006 Dividend ($1,000,000) paid on 250,000 shares of restricted stock that vested on May 30, 2006; (ii) personal airplane use of $102,850, (iii) long-term disability benefits; (iv) club dues; (v) security of residence; and (vi) annual physical examination.
(9)	During 2006, Mr. Frasch was the Company’s Vice Chairman and Chief Merchant. Effective February 1, 2007, Mr. Frasch was appointed President and Chief Merchandising Officer.
(10)	The amounts shown for the use of the corporate aircraft are based on the incremental cost to the Company as a result of personal flight activity. The following items are taken into account in determining the variable cost for the number of flight hours used: fuel, maintenance labor, parts, landing/parking, crew travel, and supplies/catering.
(11)	The amounts shown for the personal use of the automobile are based on the incremental cost to the Company. Since the automobile is used for both personal and business purposes, the percentage of personal use is calculated and applied to the lease and driver expenses.

Grants of Plan-Based Awards—2006

The following table provides information regarding possible payouts under the Company’s 2006 annual bonus plan and performance shares and restricted stock awards granted in 2006.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)(1)	Target ($)	Maximum ($)	Threshold (#)(1)	Target (#)	Maximum (#)
Stephen I. Sadove	4/10/2006	—	—	—	36,500	83,333	125,000	—		$2,417,500
		$459,375	$1,050,000	$1,575,000	—	—	—	—		—

Kevin G. Wills	2/22/2006	—	—	—	5,475	12,500	18,750	—		$371,063
		$182,108	$182,108	$273,163	—	—	—	—		—

R. Brad Martin	3/20/2006	—	—	—	0	0	40,000			$797,600
	3/20/2006	—	—	—	—	—	—	5,000	(2)	$99,700
	9/22/2006	—	—	—	—	—	—	314,156	(3)	$5,111,318
		$452,813	$1,035,000	$1,552,500

James A. Coggin	2/22/2006	—	—	—	8,760	20,000	30,000	—		$593,700
		$321,368	$514,188	$771,282	—	—	—	—		—

Ronald Frasch	3/20/2006	—	—	—	13,333	26,666	40,000	—		$797,600
		$183,750	$420,000	$630,000	—	—	—	—		—

(1)	If multiple performance measures were used to calculate a Non-Equity Incentive Plan Award or an Equity Incentive Plan Award, the threshold level of the award shown in the table assumes achievement of each performance measure at the threshold level.
(2)	On March 20, 2006 the Committee awarded Mr. Martin in accordance with his employment agreement 5,000 shares of restricted stock with a three-year restriction period.
(3)	On September 22, 2006 the Committee awarded Mr. Martin 314,156 shares of unrestricted stock in full satisfaction of the Company’s obligation to award him 500,000 performance shares in accordance with his employment agreement.

Special Cash Dividends

Pursuant to the anti-dilution provisions of the Company’s equity compensation plans, the Company’s Board of Directors adjusted the exercise price for, and the number of shares subject to, outstanding stock options to reflect the changes in the share price of the Common Stock resulting from the payment of the 2004 Dividend, the First 2006 Dividend, and the Second 2006 Dividend. Contractual commitments to grant performance share awards were also adjusted. Because the adjustments for the First 2006 Dividend and the Second 2006 Dividend were discretionary, the Company was required, in accordance with the provisions of FAS 123(R), to record non-cash charges related to the adjustment of the number of stock options and their associated exercise prices. The amounts shown in the “Option Awards” column of the “Summary Compensation Table—2006” that were associated with these non-cash charges are as follows: Mr. Sadove $8,546,308; Mr. Wills $103,927; Mr. Martin $5,607,474; Mr. Coggin $2,088,245; Mr. Frasch $0. No option awards were granted to the Named Executive Officers during the 2004 to 2006 period; accordingly, all or substantially all of the amounts shown in the “Option Awards” column of the “Summary Compensation Table—2006” result from the adjustment charges. The information provided in the accompanying tables and elsewhere in this Proxy Statement gives effect to the adjustments made pursuant to the anti-dilution provisions in the Company’s equity compensation plans.

The Company reports the 2004 Dividend, the First 2006 Dividend, and the Second 2006 Dividend as “All Other Compensation” in the “Summary Compensation Table—2006” in the year in which the holder receives the dividend payment.

Awards in 2006

As discussed in “Compensation Discussion and Analysis,” the Company emphasized performance-based awards in 2006.

The “Estimated Possible Payouts Under Non-Equity Incentive Awards” columns of the “Grants of Plan-Based Awards—2006” table include the threshold, target, and maximum-level payments of annual cash bonuses that could have been awarded to each of the Named Executive Officers in 2006. The Company’s 2006 annual bonus plan was designed to reward the achievement of operating profitability and accomplishment of key corporate initiatives. For the 2006 annual cash bonus, the Committee established the following performance measures: (i) for Mr. Sadove, 75% based on SFA Operating Profit at specified levels and 25% based on the accomplishment of key corporate objectives; (ii) for Mr. Wills, 100% based on personal objectives; (iii) for Mr. Martin, 75% based on SFA Operating Profit and 25% based on personal objectives; (iv) for Mr. Coggin, 50% based on SFA Operating Profit and 50% based on accomplishment of key corporate objectives; and (v) for Mr. Frasch, 75% based on SFA Operating Profit and 25% based on achievement of personal objectives. For additional information regarding the 2006 annual cash bonuses, see “Executive Compensation—Compensation Discussion and Analysis—Annual Cash Bonuses.”

The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the “Grants of Plan-Based Awards—2006” table show the performance share awards made to each of the Named Executive Officers in 2006. For Mr. Wills and Mr. Coggin, the Committee approved on February 22, 2006 the performance criteria and performance targets for the 2006 Performance Share Program, implemented under the Company’s 2004 Long-Term Incentive Plan. The awards to corporate staff participants were based 75% on SFA Operating Profit and 25% on the achievement of Corporate Objectives. The specific performance measures for SFA Operating Profit were based on the 2006 operating budget approved by the Board of Directors. The Committee approved a one-year performance cycle for these awards and did not impose a one-year vesting period for the shares earned under the 2006 Performance Share Program. Mr. Sadove’s grant was separately approved on April 10, 2006 under the same 2006 Performance Share Program with the following criteria: 75% based on the achievement of a specified level of SFA Operating Profit and 25% based on the achievement of the following key 2006 Corporate objectives: (i) execution of the transition services agreements for the divested businesses; (ii) successful completion of the Parisian transaction; and (iii) restructuring of the Company’s corporate functions. Mr. Sadove’s shares have a one-year vesting period that begins on the date that the Committee determines that shares subject to the award have been earned, if any. The performance measures for the performance share awards granted to Messrs. Martin and Frasch were different than the performance measures established for the other Named Executive Officers under the 2006 Performance Share Program. Mr. Martin’s performance shares were awarded March 20, 2006 and were based on a one-year measurement period with the following criteria: (i) 20,000 shares based on achievement of a specified level of SFA Operating Profit; (ii) 10,000 shares based on a satisfactory outcome of the Parisian strategic alternatives process; (iii) 5,000 shares based on effective transition and support of Mr. Sadove, including specific assignments on international and real estate; and (iv) 5,000 shares based on effective monetization and value creation from Club Libby Lu and other corporate assets/liabilities. Mr. Frasch’s performance shares were awarded March 20, 2006 and were based 100% upon achieving a specified level of SFA Operating Profit. For additional information regarding performance shares granted in 2006, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Programs.”

Salary and Bonus in Proportion to Total Compensation

As noted in “Compensation Discussion and Analysis,” the Company believes that a substantial portion of each Named Executive Officer’s compensation should be in the form of equity awards. The Committee believes that the Company’s current compensation program gives the Named Executive Officers a substantial alignment with shareholders, while also permitting the Committee to motivate the Named Executive Officers to pursue specific short and long-term performance goals. For 2006, the amount of salary and bonus in proportion to total compensation for each of the Named Executive Officers is as follows (based on the valuation methodology used for the Summary Compensation Table): Mr. Sadove, 16%; Mr. Wills, 48%; Mr. Martin, 17.3%; Mr. Coggin, 31%; and Mr. Frasch, 52%. These percentages take into account the charges required by FAS 123(R) in connection with the adjustment of stock options pursuant to the anti-dilution provisions of the Company’s equity compensation plans.

Employment Agreements

See “Executive Compensation—Employment Agreements” below for information regarding the employment agreements with each Named Executive Officer.

Outstanding Equity Awards at Fiscal Year-End—2006

The following table provides information regarding stock options, restricted stock, and performance shares held by each of the Named Executive Officers at February 3, 2007. For information regarding performance share awards earned in 2006, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Programs.” For information regarding the treatment of these equity awards after February 3, 2007 in the case of Messrs. Wills, Martin and Coggin, see “Executive Compensation—Employment Agreements.”

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
	Exercisable	Unexercisable
Stephen I. Sadove	14,117	0	$14.88	4/29/2008	2,000	(2)	$38,880	250,000	(3)	$4,860,000
	25,823	0	$11.00	10/2/2008
	986,911	0	$5.74	1/7/2009
	5,164	0	$15.83	6/16/2009
	25,823	0	$6.46	2/18/2010
	5,164	0	$6.14	6/21/2010
	5,164	0	$6.58	6/13/2011

Kevin G. Wills	8,609	0	$21.31	3/24/2008	20,000	(4)	$388,800	56,250	(5)	$1,093,500

R. Brad Martin	172,158	0	$17.86	2/2/2008	10,000	(6)	$194,400	165,000	(7)	$3,207,600
	30,128	0	$23.02	6/16/2008
	98,631	0	$16.45	4/30/2009

James A. Coggin	172,158	0	$17.86	2/2/2008	33,334	(8)	$648,013	90,000	(9)	$1,749,600
	344,318	0	$11.00	10/2/2008
	66,952	0	$16.45	4/30/2009
	15,301	0	$8.66	5/4/2009

Ronald Frasch	0	0	—	—				40,000	(10)	$777,600

(1)	Based on the NYSE closing price as of February 2, 2007 of $19.44.
(2)	Consists of 2,000 shares of restricted stock which will fully vest upon retirement.
(3)	Includes (i) 125,000 maximum performance shares granted on June 23, 2005, the vesting of which is based on achievement of 2005 and 2006 combined Company performance criteria and (ii) 125,000 maximum performance shares granted on April 10, 2006, the vesting of which is based on achievement of 2006 Company performance criteria.
(4)	Consists of 10,000 shares of phantom stock that would have fully vested on May 11, 2007, which were the economic equivalent of one share of Common Stock per phantom share, and 10,000 shares of restricted stock that would have fully vested on May 11, 2008. The phantom stock and the restricted stock were cancelled prior to vesting in consideration of the execution and delivery of Mr. Wills’s Employment Agreement and the payment pursuant thereto.

(5)	Includes (i) 37,500 maximum performance shares granted on June 23, 2005, the vesting of which is based on achievement of 2005 and 2006 combined Company performance criteria and (ii) 18,750 maximum performance shares granted on February 22, 2006, the vesting of which is based on achievement of 2006 Company performance criteria.
(6)	Includes (i) 5,000 shares of restricted stock that will fully vest on September 27, 2008 and (ii) 5,000 shares of restricted stock which will fully vest on March 20, 2009.
(7)	Includes (i) 125,000 maximum performance shares granted on June 23, 2005, the vesting of which is based on achievement of 2005 and 2006 combined Company performance criteria and (ii) 40,000 maximum performance shares granted on March 20, 2006, the vesting of which is based on achievement of 2006 performance criteria.
(8)	Consists of 33,334 shares of restricted stock that will fully vest on November 1, 2012.
(9)	Includes (i) 60,000 maximum performance shares granted on June 23, 2005, the vesting of which is based on achievement of 2005 and 2006 combined Company performance criteria; and (ii) 30,000 maximum performance shares granted on February 22, 2006, the vesting of which is based on achievement of 2006 Company performance criteria.
(10)	Consists of an award of 40,000 maximum performance shares granted on March 20, 2006, the vesting of which is based on achievement of 2006 performance criteria.

Option Exercises and Stock Vested—2006

The following table provides information regarding the exercise of stock options by the Named Executive Officers during 2006 and the vesting of Common Stock awards held by the Named Executive Officers during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen I. Sadove	514,341	10,338,251	—	—
Kevin G. Wills	37,781	129,730	10,000	192,800
R. Brad Martin	1,817,854	13,155,987	577,906	9,266,188
James A. Coggin	—	—	—	—
Ronald Frasch	—	—	30,000	564,000

Nonqualified Deferred Compensation—2006

For the Named Executive Officers participating in the DCP the following table provides information regarding 2006 executive contributions to the DCP, 2006 plan earnings, and aggregate DCP balances at February 3, 2007. There were no Company contributions or aggregate withdrawals or distributions in 2006.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Balance at Last Fiscal Year- End ($)
Stephen I. Sadove	378,649	1,567,156	6,166,142
Kevin G. Wills	90,285	52,397	445,332
R. Brad Martin	—	457,329	4,129,783
James A. Coggin	—	41,782	780,805
Ronald Frasch	—	—	—

(1)	These amounts are shown as “Salary,” “Bonus,” or “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(2)	Aggregate earnings reflect (a) appreciation in the price of the Common Stock and reinvestment of the First 2006 Dividend and the Second 2006 Dividend to the extent the Named Executive Officer’s DCP balance is credited with gains and losses as if invested in the Common Stock, and (b) all other earnings with respect to the Named Executive Officer’s DCP balance.

The DCP is a nonqualified deferred compensation plan pursuant to which a full-time salaried employee who is designated as eligible to participate by the Committee appointed by the Board of Directors of the Company to administer the DCP may elect to defer on a pre-tax basis up to 90% of base salary and up to 100% of annual bonuses. Directors of the Company are also eligible to participate in the DCP and may elect to defer on a pre-tax basis up to 100% of their retainers and attendance fees. The Committee, in its discretion, may also permit a participant to defer compensation payable in the form of a grant of Common Stock. The Company will for each calendar year contribute on behalf of (i) each participant who is also a participant in the 401(k) Plan, the amount that would have been contributed to the 401(k) Plan on the participant’s behalf as a supplemental company contribution for such year, but for the fact that the participant did not qualify for such contribution because the participant was a Highly Compensated Employee (as defined in the 401(k) Plan) for the year and (ii) each participant who is also a participant in the Company’s Pension Plan, the amount that would have been allocated to the participant’s cash balance account in the Pension Plan as Benefit Credits (as defined in the Pension Plan) but for the fact that the participant did not qualify for the allocation because the participant was a Highly Compensated Employee (as defined in the Pension Plan) for such year. The Company may, in the discretion of the Board, also make matching employer contributions and other employer contributions to the plan on behalf of participants.

The Deferred Compensation Plan is “unfunded” for tax purposes. As a consequence, participant account balances maintained under the plan are merely bookkeeping entries that measure the Company’s obligation to the plan participants.

Amounts deferred under the plan are credited with earnings associated with hypothetical investment options elected by the participant from a variety of investment funds. Deferred grants of Common Stock are credited with gains and losses as if such amounts were invested in shares of Common Stock. Any dividends that would be credited to shares of Common Stock are deemed to be reinvested in additional shares. Participants have a one-time election opportunity to transfer amounts that are deemed to be invested in shares of Common Stock to other investment options available under the plan.

Equity Compensation Plan Information

The following table provides equity compensation plan information for all plans approved and not approved by the Company’s shareholders, as of February 3, 2007:

Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a)) (2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,925,660	$10.48	15,978,609
Equity compensation plans not approved by security holders	2,318,635	$11.63	0

Total	4,244,295	$11.11	15,978,609

(1)	In connection with acquisition transactions, the Company assumed then-outstanding stock options previously granted to employees and directors of the acquired corporations. No additional grants or awards may be made under the plans pursuant to which these stock options were granted. As of February 3, 2007, the total number of shares of Common Stock to be issued upon exercise of these stock options was 616,585, and the weighted-average exercise price of these stock options was $14.70. These stock options are not included in the table.
(2)	This amount represents shares of Common Stock available for issuance under the 2004 Plan. Awards available for grant under the 2004 Plan include options, stock appreciation rights, restricted stock, performance units, and any combination of the foregoing awards.

On April 9, 1997 the Board of Directors approved the Company’s 1997 Stock-Based Incentive Plan (the “1997 Plan”) to assist in attracting, retaining, and motivating employees and Directors. The Board amended the 1997 Plan several times. The exercise price for all outstanding options awarded under the 1997 Plan equals the fair market value of the Common Stock on the date of grant. Most options vest in five installments over four years and expire after seven or ten years. Unvested options generally are forfeited if the executive’s employment is terminated. In the event of a change in control or a potential change in control, the Board of Directors may accelerate awards under the 1997 Plan or provide that such awards be cashed out in connection with the transaction. As of February 3, 2007, under the 1997 Plan, there were (i) options outstanding to purchase 2,318,635 shares, (ii) 82,067 shares of restricted stock outstanding and unvested, and (iii) no shares remaining available for issuance.

Employment Agreements

During 2006, all of the Named Executive Officers were employed pursuant to agreements with the Company. Each Employment Agreement sets forth the Named Executive Officer’s minimum base salary, bonus potential, entitlement to participate in the Company’s benefit plans, equity awards, severance benefits and change-in-control protections. Mr. Frasch’s Employment Agreement expires on February 2, 2008; and Messrs. Sadove and Wills’ Employment Agreements have no termination date. Mr. Martin, whose Employment Agreement specifies an October 1, 2008 termination date, resigned as Chairman of the Board of the Company and as a director of the Company effective as of May 4, 2007, as described below. Mr. Coggin, whose Employment Agreement does not specify a termination date, resigned as an officer of the Company effective on May 5, 2007, as described below. Mr. Wills entered into a replacement Employment Agreement dated April 17, 2007 which is effective as of May 4, 2007, concurrent with the appointment of Mr. Wills as Executive Vice President and Chief Financial Officer of the Company. Certain terms of Mr. Wills’ replacement Employment Agreement, as well as certain terms of his previous Employment Agreement with the Company, dated as of June 8, 2006 and effective prior to May 4, 2007, are described below.

The minimum base salaries for the Named Executive Officers specified in their Employment Agreements are: Mr. Martin, $1,000,000; Mr. Sadove, $980,000; Mr. Frasch, $1,050,000; Mr. Coggin, $856,980; and Mr. Wills, $455,271 (prior to May 4, 2007) and $600,000 (as of May 4, 2007). Each of the Employment Agreements provides bonus opportunities for the Named Executive Officers. Mr. Martin’s annual bonus potential is 100% of his base salary for target achievement of applicable performance measures and up to 200% of base salary for maximum achievement of applicable performance objectives, in each case determined in accordance with the Company’s 2003 Senior Executive Bonus Plan. Mr. Sadove’s standard bonus potential under his Employment Agreement is 70% of base salary for achievement of specific financial plans with the potential of 140% of base salary for breakthrough results, as determined in advance by the Committee. The annual cash bonus for plan achievement at the target level for Mr. Coggin is 60%, Mr. Frasch is 40%, and Mr. Wills is 40% (prior to May 4, 2007) and 60% (as of May 4, 2007) under their respective Employment Agreements, each with an opportunity to earn more than the target bonus. For the 2007 fiscal year, Mr. Wills is entitled to an annual cash bonus of no less than $150,000.

Beginning with the Company’s 2005 fiscal year, Mr. Martin is entitled to receive 40,000 performance shares annually pursuant to the 2004 Plan. The performance shares have a one-year performance period and include performance targets and performance measures determined by the Committee. If the Committee determines that an award has been earned in whole or in part, the shares will vest on the last day of the fiscal year following the fiscal year used as the performance period if Mr. Martin is continuously employed by the Company to that date. In 2005, Mr. Martin began receiving an annual award of 5,000 shares of restricted stock under the 2004 Plan. Each 5,000 share award will fully vest on the third anniversary of the award date if he has been continuously employed by the Company to that date, and, pursuant to an agreement with the Company dated as of April 19, 2007, these awards will vest upon his termination of employment on May 4, 2007. For information concerning the number of shares received by Mr. Martin with respect to his 2006 40,000 performance share award, see “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive Program.” Mr. Martin did not receive a performance share award or a restricted stock award for 2007.

Mr. Sadove received options to purchase 1,500,000 shares of the Company’s Common Stock at an exercise price of $5.74 (adjusted for the 2004 Dividend, the First 2006 Dividend, and the Second 2006 Dividend). The options were granted pursuant to the 1994 Plan, and all of the options are currently exercisable.

Under Mr. Frasch’s Employment Agreement, Mr. Frasch is entitled to receive 30,000 shares of restricted stock on the third anniversary of his start date, which shares fully vested on January 26, 2007. Mr. Frasch is entitled to receive up to 90,000 additional shares of restricted stock, of which 40,000 shares are with respect to 2006 and 50,000 shares are with respect to 2007. The exact number of awarded shares of restricted stock that are earned depends on the achievement of financial objectives by the Company’s Saks Fifth Avenue Enterprises business and the achievement by Mr. Frasch of other business objectives, in each case as established in advance by the Company’s Chief Executive Officer and the Committee.

In consideration of the execution and delivery by Mr. Wills of his replacement Employment Agreement and the cancellation of his prior Employment Agreement dated June 8, 2006 (including the equity-based awards granted thereunder), the Company made a one-time payment to Mr. Wills of $2,127,921. Mr. Wills’ replacement Employment Agreement provides that Mr. Wills is entitled to receive 13,125 performance shares pursuant to the 2004 Plan with respect to the 2007 fiscal year. The performance shares have a one-year performance period, and earned shares are subject to an additional two-year restriction period, and include performance targets and performance measures determined by the Committee. Mr. Wills is also entitled to receive stock options to purchase 13,125 shares of the Company’s Common Stock that will vest in four equal consecutive annual installments of whole shares, with the first installment vesting on May 4, 2008 (the last installment vesting on May 4, 2011 will be for 3,282 shares). Mr. Wills is also entitled to receive phantom shares payable in cash within five business days after each of May 4, 2008, May 4, 2009 and May 4, 2010, each such cash payment to be in an amount equal to the closing price on the applicable May 4 of 25,000 shares of the Company’s Common Stock, plus the dividends paid with respect to 25,000 shares of the Company’s Common Stock from May 4, 2007 to May 4 of the year of such payment, less deductions as required by law, provided that Mr. Wills is continuously employed by the Company to the date of any such payment.

In addition to the compensation and benefits described above, each Named Executive Officer will be entitled to participate in each employee benefit plan and to receive each benefit that the Company provides to senior executives at the level of each Named Executive Officer’s position. Mr. Martin is also entitled to receive (i) appropriate security for his residences or reimbursement for the cost of such security, (ii) long-term disability insurance providing for a benefit of $30,000 per month for his lifetime to age 65, (iii) reimbursement of the cost of an annual physical examination, (iv) unless the Company terminates Mr. Martin’s employment for ”cause” and except in the event of Mr. Martin’s death, $50,000 annually for 14 years ending December 31, 2018 in lieu of the Company’s obligation under Mr. Martin’s prior Employment Agreement to pay split-dollar life insurance premiums. Mr. Sadove is entitled to reimbursement for reasonable tax and financial planning services and transportation or a transportation allowance. Mr. Wills’ Employment Agreement provides that the Company will reimburse him for the costs (grossed up for taxes) of temporary housing in New York City and air travel for him and his family to and from Birmingham, Alabama. Mr. Wills is also entitled to reimbursement for reasonable tax preparation services.

Each Employment Agreement contains severance provisions in the event that the Named Executive Officer’s employment is terminated without “cause.” Each of the Named Executive Officers may terminate his employment relationship for “good reason.” Mr. Martin’s Employment Agreement defines “good reason” as a Change in Control, if Mr. Martin terminates his employment after the first anniversary of the Change in Control, or mandatory relocation of Mr. Martin’s principal place of employment from the Memphis, Tennessee area. Mr. Sadove’s Employment Agreement defines “good reason” as a demotion from his position (as specified in the Employment Agreement) as Vice Chairman of the Company, required relocation from the New York, New York area, or a Change in Control. Mr. Frasch’s Employment Agreement defines “good reason” as a required relocation from the New York, New York area, or a material breach of the Employment Agreement by the Company. Mr. Wills’ replacement Employment Agreement defines “good reason” as (i) a mandatory relocation of Mr. Wills’ principal place of employment from the New York, New York area or Mr. Wills experiences an employment action that reasonably would be deemed to be a demotion, (ii) in anticipation of a Change in Control, Mr. Wills experiences a reduction in his duties or status, or (iii) Mr. Wills terminates his own employment at any time following a Change in Control. Under these circumstances, the Employment Agreements generally provide for a lump-sum cash payment and, in the case of Messrs. Sadove and Wills, the acceleration of equity grants. The acceleration of Mr. Frasch’s equity grants will occur upon a Change in Control. Concurrent with the announcement of Mr. Martin’s resignation as Chairman of the Board of the Company and as a Director of the Company effective as of May 4, 2007, Mr. Martin entered into an agreement with the Company dated April 19, 2007 (the “2007 Agreement”), pursuant to which it was agreed that Mr. Martin’s resignation would be considered a termination for “good reason” under the terms of Mr. Martin’s Employment Agreement. See below for a description of the benefits to which Mr. Martin is entitled to receive under the terms of the 2007 Agreement.

If Mr. Sadove’s employment is terminated without “cause” or he terminates his employment for “good reason,” he is entitled to (i) a cash payment of three times his base salary then in effect plus three times an imputed bonus of 30% of base salary, (ii) immediate vesting of all options with one year to exercise those options, (iii) immediate vesting of all restricted stock awards, and (iv) continuation in the Company’s medical plans for three years. If Mr. Frasch’s employment is terminated without “cause” or he terminates his employment for “good reason,” he is entitled to a cash payment equal to 18 months of base salary. If Mr. Wills’ employment is terminated without “cause” and if termination without cause occurs prior to and not in anticipation of a Change in Control, or if Mr. Wills terminates his own employment for “good reason” due to mandatory relocation of his principal place of employment from the New York, New York area, the Company will pay Mr. Wills an amount equal to two times base salary and one times target bonus potential, and all unvested phantom share, unvested stock option, and unvested restricted stock awards will vest on a pro rata basis and all earned but unvested performance share awards will immediately vest. If termination without cause occurs in anticipation of, or upon or following, a Change in Control or Mr. Wills terminates his own employment for a reason meeting one of the other “good reason” definitions, the Company will pay Mr. Wills an amount equal to three times his base salary (or two times his base salary if termination occurs after April 17, 2012) and one times target bonus potential, and all unvested phantom share, unvested stock option, unvested restricted stock, and earned but unvested performance share awards, and the target amount of unearned and unvested performance share awards, will immediately vest. If Mr. Wills’ employment is terminated without cause or for good reason, Mr. Wills is also entitled to (i) participate in the Company’s health plans, with family coverage, for 18 months from the date of termination and, if he has not obtained equivalent medical coverage at the end of the 18-month period, the Company will pay to him a lump sum amount, not to exceed $250,000, sufficient to enable him to obtain equivalent medical coverage for an additional 18-month period, (ii) outplacement services for a six-month period, and (iii) associate merchandise discount privileges for merchandise purchased from the Company for his lifetime.

Each Employment Agreement also includes change-in-control provisions. A “Change in Control” generally means: (i) the acquisition of 25% or more of the combined voting power of the Company’s outstanding securities, (ii) a tender offer, merger, sale of assets, or other business combination which results in the transfer of a majority of the combined voting power of the outstanding voting securities of the Company or any successor entity, or (iii) during any period of two consecutive years, the failure to elect a majority of the individuals constituting the Board of Directors of the Company at the beginning of such period, unless the election or nomination of any replacement Directors was approved by vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of such period. A “Potential Change in Control” generally means: (i) the approval by the shareholders of the Company of an agreement which, if consummated, will result in a change of control or (ii) the acquisition of 5% or more of the outstanding voting securities of the Company and the adoption by the Company’s Directors of a resolution to the effect that a potential change in control of the Company has occurred.

In the event of a Change in Control, any options and restricted stock granted to the Named Executive Officers prior to such Change in Control will immediately vest to the extent permitted by the Company’s 1994 Plan, the 1997 Plan, and the 2004 Plan. If Mr. Sadove terminates his employment for “good reason” after a Change in Control or his employment is terminated by the Company in connection with a Change in Control or Potential Change in Control, he will receive the severance payment described above, will be entitled to continuation in the Company’s health plans for three years at no cost, and will become vested in the Company’s deferred compensation plan at the retirement rate. For information concerning the benefits to which Mr. Frasch may become entitled to receive after a Change in Control, see “Executive Compensation—Potential Payments Upon Termination or Change in Control” (Note 6 to the table).

If any payment, right or benefit paid to Mr. Martin, Mr. Wills, or Mr. Sadove by the Company is treated as an “excess parachute payment” under Section 280(G)(b) of the Code, the Company will indemnify and hold harmless and make whole, on an after-tax basis, him for any adverse tax consequences, including but not limited to providing to the Named Executive Officer on an after-tax basis the amount necessary to pay any tax imposed by Code Section 4999.

Each of the Employment Agreements contains non-competition and non-solicitation covenants following termination of employment.

The 2007 Agreement provides that Mr. Martin will resign, effective as of May 4, 2007, as Chairman of the Board of the Company and as a Director of the Company. Under the terms of the 2007 Agreement, Mr. Martin’s resignation is considered a termination for “good reason” under the terms of Mr. Martin’s Employment Agreement. Pursuant to the terms of the 2007 Agreement, Mr. Martin will be entitled to receive the following benefits upon the effective date of his termination and after he signs and delivers to the Company a written release substantially in the form attached to the 2007 Agreement: (i) accrued salary and vacation pay and the balance of his DCP account, (ii) a cash payment in the amount of $2,070,000 in full satisfaction of the severance payment provided in Mr. Martin’s Employment Agreement, (iii) a cash payment in the amount of $404,627 in lieu of the Company’s split-dollar insurance obligation to Mr. Martin, (iv) a cash payment in the amount of $350,000 in lieu of reimbursement for the reasonable costs of an office and full-time secretary for a three-year period, (v) in accordance with the terms of the Company’s applicable plans, the annual cash bonus earned by Mr. Martin for 2006, the performance shares earned by Mr. Martin during 2005 and 2006, immediate vesting of 10,000 shares of unvested restricted stock and the continued exercisability until January 31, 2008 of stock options to purchase 30,128 shares of Common Stock, (vi) upon Mr. Martin’s request, participation in the Company’s health plans after November 5, 2007, with family coverage, during Mr. Martin’s lifetime and following his death for his spouse and children under age 21 for one additional year, (vii) associate discount privileges for merchandise purchased from the Company for his lifetime and (viii) a gross-up payment if any severance payment would be subject to the excise tax imposed by Code Section 4999.

On January 31, 2007, Mr. Coggin gave notice of his retirement from the Company, effective on May 5, 2007. By giving such notice, Mr. Coggin terminated his employment with the Company for “good reason.” In accordance with the terms of his Employment Agreement with the Company, Mr. Coggin may terminate his employment for “good reason” if, after he reaches the age of 64 years and nine months, he gives the Company at least 90 days’ written notice of termination of employment due to retirement. Under Mr. Coggin’s Employment Agreement, Mr. Coggin will be entitled to receive the following benefits upon the effective date of his termination and after he signs and delivers to the Company a written release substantially in the form attached to his Employment Agreement (the following benefits would also be applicable if the Company terminated his employment upon a change in control or he terminated his own employment for “good reason” upon a change in control): (i) a cash payment of three times his base salary and one times his target bonus potential as then in effect, (ii) to the extent permitted by the Company’s applicable plans, immediate vesting of all options, restricted stock awards, and the target amount of performance share awards with the ability to exercise the options until December 31, 2007, (iii) participation in the Company’s health plans, with family coverage, for 18 months from the date of termination and, if he has not obtained equivalent medical coverage at the end of the 18-month period, the Company will pay to him a lump sum amount, not to exceed $250,000, sufficient to enable him to obtain equivalent medical coverage for an additional 18-month period, (iv) outplacement services for a six-month period, and (v) associate merchandise discount privileges for merchandise purchased from the Company for his lifetime.

Potential Payments upon Termination or Change in Control

The following table quantifies benefits that would have been payable to each Named Executive Officer under the scenarios set forth below as if the Named Executive Officer’s employment had terminated on February 3, 2007.

		Before Change in Control Termination w/o Cause or for Good Reason		After Change in Control Termination w/o Cause or for Good Reason			Termination Performance Deficiency
Name	Benefit					Voluntary Termination		Death	Disability
Stephen I. Sadove	Severance pay (1)	$3,150,000		$3,150,000		$—	$—	$—	$—
	Bonus pay (1)	$945,000		$945,000		$—	$—	$—	$—
	Accelerated restricted stock/performance share vesting (2)	$58,880		$6,042,337		$—	$—	$6,042,337	$6,042,337
	Health care benefits continuation (3)	$41,819		$41,819		$—	$—	—	—
	Outplacement services	$—		$—		$—	$—	$—	$—
	Off-site office and secretary	$—		$—		$—	$—	$—	$—
	Tax gross ups	$—		$—		$—	$—	$—	$—

Kevin G. Wills	Severance pay (1)	$1,365,813		$1,365,813		$—	$910,542	$—	$455,271
	Bonus pay (1)	$182,108		$182,108		$—	$182,108	$273,163	$182,108
	Accelerated restricted stock/performance share vesting (2)	$1,577,800		$1,952,246		$—	$400,158	$1,952,246	$1,952,246
	Health care benefits continuation (3)	$30,785		$30,785		$—	$—	—	—
	Outplacement services (4)	$9,500		$9,500		$—	$9,500	$—	$—
	Off-site office and secretary	$—		$—		$—	$—	$—	$—
	Tax gross ups	$—		$—		$—	$—	$—	$—

R. Brad Martin	Severance pay (1)	$3,105,000		$3,105,000		$—	$—		$1,380,000
	Bonus pay (1)	$—		$1,035,000		$—	$—	$—	$1,380,000
	Accelerated restricted stock/performance share vesting (2)	$4,607,615		$4,607,615		$—	$—	$4,607,615	$4,607,615
	Health care benefits continuation (3)	$341,662		$341,662		$—	$—	—	$304,443
	Outplacement services	$—		$—		$—	$—	$—	$—
	Off-site office and secretary (5)	$372,723		$372,723		$—	$—	$—	$—
	Tax gross ups	$—		$—		$—	$—	$—	$—
James A. Coggin	Severance pay (1)	$2,570,940		$2,570,940		$—	$1,713,960	$—	$856,980
	Bonus pay (1)	$514,188		$514,188		$—	$514,188	$634,174	$514,188
	Accelerated restricted stock/performance share vesting (2)	$2,627,753		$3,226,878		$—	$417,076	$3,226,878	$3,226,878
	Health care benefits continuation (3)	$20,897		$20,897		$—	$—	—	—
	Outplacement services (4)	$9,500		$9,500		$—	$9,500	$—	$—
	Off-site office and secretary	$—		$—		$—	$—	$—	$—
	Tax gross ups	$—		$—		$—	$—	$—	$—

Ronald Frasch	Severance pay (1)	$2,100,000	(6)	$2,100,000	(6)	$—	$—	$—	$—
	Bonus pay	$—		$—		$—	$—	$—	$—
	Accelerated restricted stock/performance share vesting (2)	—		$768,293		$—	$—	$768,293	$768,293
	Health care benefits continuation	$—		$—		$—	$—	$—	$—
	Outplacement services	$—		$—		$—	$—	$—	$—
	Off-site office and secretary	$—		$—		$—	$—	$—	$—
	Tax gross ups	$—		$—		$—	$—	$—	$—

(1)	Severance and bonus payments are based on the following criteria: (i) Mr. Sadove: three times base salary plus a bonus of three times 30% of base salary with no payments for death or disability; (ii) Mr. Wills: three times base salary plus one times target bonus, (b) two times base salary plus target bonus for performance deficiency; and (c) twelve months of base salary plus target bonus in the event of disability and earned bonus for death (base salary for death is only paid if accrued); (iii) Mr. Martin: before a change in control payment is three times base salary; and after a change in control payment is three times base salary plus target bonus. There are no payments due upon death. Disability payments are based on sixteen months of salary and bonus in accordance with Mr. Martin’s Employment Agreement; (iv) Mr. Coggin: (a) three years base salary plus one times target bonus; (b) two times base salary plus target bonus for performance deficiency; and (c) twelve months of base salary plus target bonus in the event of disability and earned bonus for death (base salary for death is only paid if accrued); and (v) Mr. Frasch: twenty-four months of base salary with no bonus payments and no payment for death or disability. With respect to Mr. Wills, these amounts reflect the terms of his Employment Agreement as in effect on February 3, 2007. For information regarding his replacement Employment Agreement with the Company dated as of April 17, 2007, see “Executive Compensation—Employment Agreements.”
(2)	The total value of accelerated restricted and/or performance shares is based on shares outstanding as of February 3, 2007 as shown in the “Outstanding Equity Awards at Fiscal Year End—2006” table. Value is determined by multiplying the number of accelerated shares by the closing price of the Common Stock on February 2, 2007. With respect to Messrs. Coggin and Wills, in the event of termination for performance deficiency, restricted stock and/or performance shares will vest on a prorated basis. The amounts shown with respect to death and disability reflect amounts actually earned for 2006 although Committee approval of the earned amounts would occur subsequent to February 3, 2007.
(3)	Health Care Benefits continuation value is based on the following criteria: (i) Mr. Sadove, three years of COBRA expense; (ii) Mr. Wills, three years of COBRA expense; (iii) Mr. Martin, lifetime COBRA coverage based on an actuarial life expectancy of 78.76 years except for disability where coverage commences on October 1, 2008; (iv) Mr. Coggin, three years of COBRA expense; and (v) Mr. Frasch has no contractual health care benefit continuation coverage.
(4)	Outplacement services for Mr. Wills and Mr. Coggin are contractual and based on a six-month rate with the Company’s current vendor.
(5)	Mr. Martin’s Employment Agreement provides for an off-site office and full-time secretary for a term of three years. Amount shown is an estimate of current rates for office space and an executive assistant.
(6)	In accordance with the 2000 Plan Mr. Frasch may be entitled to receive from the Company a severance payment equal to two times his base salary if his employment is terminated by the Company as a result of a reduction in force (as defined in the 2000 Plan) or as a result of, and within two years after, a change of control (as defined in the 2000 Plan). Also in accordance with the 2000 Plan Mr. Frasch may be entitled to receive from the Company a severance payment equal to two times his base salary if he terminates his employment for good reason within two years after a change in control. Good reason is defined in the 2000 Plan as a reduction in annual base salary amount or annual base rate of bonus potential (determined as a percentage of annual base salary) or a change by the Company in the location of employment to a location that is more than fifty miles from the location of employment with the Company on the day first preceding the change of control. If, prior to a Change in Control, Mr. Frasch is terminated by the Company without “cause” other than in connection with a reduction in force or he terminates his employment for “good reason,” he is entitled to a cash payment equal to 18 months of base salary pursuant to his Employment Agreement.

See “Executive Compensation—Employment Agreements” for an explanation of the specific circumstances that would trigger payments or the provision of other benefits, including perquisites and health-care benefits, to each of the Named Executive Officers upon termination without cause or good reason (before and after a change in control), voluntary termination, death, disability, and change in control.

The 2004 Plan provides that in the event of a change in control the treatment of awards will be determined by the Board of Directors and will depend on the nature of the transaction or event and the consideration being received by shareholders. As described below, awards will vest either upon a change in control or upon a termination of employment or termination of service on the Board of Directors within two years following a change in control, depending upon the transaction or event giving rise to the change in control, the type of award and the nature of the termination of employment.

In the case of a merger or similar transaction in which the shareholders do not receive publicly traded common stock, all outstanding awards, other than performance-based awards, will be vested in full and “cashed-out” by the Company. Performance-based awards will be vested based on the portion of the performance period that has elapsed as of the date of the change in control.

In the case of a merger or similar transaction in which the shareholders receive publicly traded common stock of the acquiring company, options, stock appreciation rights and other awards payable in such common stock will be substituted for options, rights and other awards under the 2004 Plan, except for performance-based awards. Performance-based awards will continue as performance-based awards if the acquiring company substitutes comparable performance measures. If the acquiring company does not substitute comparable performance measures, only the time-based restrictions of such awards will continue.

Except as described above, options and stock appreciation rights will not become exercisable in full and other awards will not vest upon a change in control, but if the employment or service of the holder of an award is terminated within two years following the occurrence of such change in control under circumstances, in the case of an employee, in which such employee is entitled to receive a severance payment, and under all circumstances in the case of a director, awards held by such holder will be vested in full (except for performance-based awards) and, in the case of options and stock appreciation rights, the holder will have three years in which to exercise such awards. Performance-based awards will be vested based on the portion of the performance period that has elapsed as of the date of the termination of employment or service on the Board of Directors.

The Employment Agreements with Messrs. Coggin and Wills each provides that the Company’s obligation to pay, and otherwise make available to, the executive the severance benefits described in the Employment Agreement is subject to the Company’s receipt of a written release, substantially in the form attached to the Employment Agreement, executed and delivered by the executive. Mr. Martin’s Employment Agreement provides that the Company’s obligation to pay, and otherwise make available to, Mr. Martin the severance benefits described in his Employment Agreement is subject to the Company’s receipt of a written release, in form and substance reasonably satisfactory to the Company, executed and delivered by Mr. Martin in which he releases the Company and its affiliates from all claims of, and liabilities and obligations to, Mr. Martin arising out of his Employment Agreement.

The Employment Agreements with Messrs. Coggin, Frasch, Martin, and Wills each generally provides for the following:

•	The executive will maintain the confidentiality of the Company’s proprietary and confidential information;

•

For one year following termination of employment (two years with respect to Mr. Martin) each executive will not engage in specified categories of associations with specified competitors, will not disparage the Company, and will not solicit any employee of the Company to leave that employment;

•

Except for the Company’s right to an injunction to prevent any violation of the executive’s covenants with respect to non-competition, non-solicitation, confidentiality and non-disparagement, all disputes and controversies between the Company and the executive, whether relating to the executive’s Employment Agreement or otherwise, will be settled by arbitration;

•

If any executive brings an action to enforce his rights under his Employment Agreement, the Company will reimburse the executive for his costs, including attorney’s fees, incurred, with interest thereon, provided that if such action includes a finding denying the executive’s claims in total, the executive will be required to reimburse the Company over a 12-month period; and

•

The executive will reasonably cooperate in good faith with the Company as and when requested by the Company with regard to all current and future internal and government inquiries and investigations, litigation and administrative agency proceedings, and other legal or accounting matters and, following termination of the Employment Agreement, the Company will reimburse the executive for his reasonable out-of-pocket expenses and, except in specified situations, pay the executive for his services $375 per hour ($4,000 per day for any day in excess of 25 days with respect to Mr. Martin pursuant to the April Agreement).

Indemnification Agreements

The Company has entered into indemnification agreements (the “Indemnification Agreements”) with each of the Company’s non-employee Directors and each of the Named Executive Officers except Mr. Frasch (each an “Indemnitee”). Each of the Indemnification Agreements provides, among other things, that the Indemnitee shall have a contractual right (i) to indemnification to the fullest extent permitted by applicable law for losses suffered or expenses incurred in connection with any threatened, pending, or completed litigation or other proceeding relating to the Indemnitee’s service as a director or officer of the Company, (ii) subject to certain limitations and procedural requirements, to the advancement of expenses paid or incurred in connection with such litigation or other proceeding, (iii) to certain procedural and other protections effective upon a change in control of the Company, including but not limited to the creation of a trust for the benefit of the Indemnitee, and (iv) to coverage under the Company’s directors’ and officers’ insurance policy, to the extent that the Company maintains such an insurance policy. Prior to entering into the Indemnification Agreements, the Company agreed to advance legal expenses incurred by Mr. Martin after the Company’s Board of Directors determined that Mr. Martin was entitled to advancement of expenses under Tennessee law. In accordance with Indemnification Agreements with Messrs. Martin and Sadove and each of the Company’s independent directors, the Company has satisfied obligations to pay legal fees and expenses incurred by these individuals in the defense of three shareholder derivative lawsuits that were commenced in 2005 against them. Two of the lawsuits were dismissed with prejudice in late 2006 and the third lawsuit was dismissed with prejudice in early 2007. In connection with the dismissals no payments were made by or on behalf of the Company or any of the individual defendants to the plaintiffs or their counsel and none of the Company and the individual defendants incurred or agreed to undertake any obligation or liability to or for the benefit of the plaintiffs or their counsel.

Director Compensation

Effective January 1, 2007, each Director who is not employed by the Company receives an annual fee of $50,000, $2,000 for attendance at each board meeting and $2,000 for attendance at each meeting of a committee of which the Director is a member (and $1,000 for participation by telephone in a board or committee meeting). The Audit Committee Chairperson receives an additional annual fee of $15,000, the Human Resources and Compensation Committee Chairperson receives an additional annual fee of $10,000, and each of the Finance and Corporate Governance Chairpersons receives an additional annual fee of $7,500.

Robert B. Carter, a member of the Board of Directors, has served as a member of the Special Litigation Committee since its inception on April 29, 2005. The members of this committee will request that the Board of Directors dissolve that committee at the Board’s June 2007 meeting. During the fiscal year ended February 3, 2007, the Company paid Mr. Carter $17,000 for his services as a member of the Special Litigation Committee.

Prior to January 1, 2007, each Director who is not employed by the Company received an annual fee of $30,000, $2,000 for attendance at each board meeting, and $1,000 for attendance at each meeting of a committee of which the Director is a member (and $750 for participation by telephone in a board or committee meeting).

The Audit Committee Chairperson received an additional annual fee of $7,500, the Human Resources and Compensation Committee Chairperson received an additional annual fee of $5,000, and each of the Finance and Corporate Governance Chairpersons received an additional annual fee of $2,500.

Directors are reimbursed for expenses in connection with their services as Directors of the Company. Directors not employed by the Company may elect to receive fees in cash or to participate in the Company’s Deferred Compensation Plan.

Upon initial election or appointment to the Board each non-employee Director is awarded 5,000 shares of restricted stock. The restriction period is ten years, with 10% lapsing on each anniversary date of the award. The restrictions will fully lapse on the earlier of the tenth anniversary of the grant date or upon retirement. Immediately following each annual meeting of shareholders, each non-employee Director is awarded 4,000 shares of restricted stock (2,000 shares prior to 2007), and the Company’s Vice Chairman of the Board receives an additional annual award of 2,000 shares of restricted stock. Restrictions on these annual awards of stock lapse upon retirement or resignation from the Board. Directors may elect to defer awards of restricted stock into the Company’s Deferred Compensation Plan. All restricted stock awards to Directors are made under the 2004 Plan.

The Committee periodically reviews the compensation program for non-employee directors in comparison to the practices of a select group of retailers including Neiman Marcus, Nordstrom, Federated, Coach, Ann Taylor, Abercrombie & Fitch, Liz Claiborne, Tommy Hilfiger, J Crew, Polo Ralph Lauren and American Eagle Outfitters. Based upon this review, the Committee recommends to the Board of Directors adjustments to the compensation of non-employee directors to bring director compensation in line with competitive practices. The pay objective for non-employee directors is to provide a competitive level and mix of pay that enhances the Company’s ability to attract and retain highly qualified directors. The mix of compensation reinforces the alignment of director’s interests with those of shareholders through the granting of restricted stock, provides cash compensation which reflects the demands on the directors in serving on the board and on board committees, and provides additional incentive for those directors who serve as chairs of the various board committees.

Director Compensation—2006

Of critical importance to an understanding of the following table is that no stock option awards were granted to the Directors during 2006, and that substantially all of the amounts shown in the “Option Awards” column of the table reflect, in accordance with SEC rules, non-cash adjustment charges recorded by the Company for accounting purposes. Pursuant to the anti-dilution provisions of the Company’s equity compensation plans, the Company’s Board of Directors adjusted the exercise price for, and the number of shares subject to, outstanding stock options to reflect the changes in the share price of the Common Stock resulting from the payment of the First 2006 Dividend and the Second 2006 Dividend. These adjustments were made to preserve, immediately following the dividend payments dates, the intrinsic value of the stock options immediately prior to the dividend payment dates. Because these adjustments were discretionary, the Company was required, in accordance with the provisions of FAS 123(R), to record non-cash charges related to the preservation of this intrinsic value. The following amounts shown in the “Option Awards” column of the table reflect, in accordance with SEC rules, these non-cash adjustment charges: Mr. Bluestone $523,329; Mr. de Waal $355,045; Mr. Erving $435,298; Mr. Gross $272,230; Mr. Hess $357,723; Ms. Kondracke $188,199; Ms. McAniff $78,967; Mr. Neel $548,639; Mr. Stadler $138,186. These sums also are included in the amounts shown for each Director in the “Total” column of the table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(2)(4)	All Other Compensation ($)		Total ($)
Stanton J. Bluestone	55,167	32,040	529,409	0		616,616
Robert B. Carter	79,167	32,040	0	0		82,371
Ronald de Waal	62,602	64,080	366,448	0		493,130
Julius W. Erving	51,909	32,040	441,378	0		525,327
Michael S. Gross	58,417	32,040	278,310	0		368,767
Donald E. Hess	65,852	32,040	363,803	9,689	(5)	471,384
Marguerite W. Kondracke	55,167	32,040	194,279	0		281,486
Nora P. McAniff	59,167	32,040	85,047	0		176,254
C. Warren Neel	73,042	32,040	569,354	0		674,436
Christopher J. Stadler	67,620	32,040	144,266	0		243,926

(1)	One stock award was granted to each Director on June 7, 2006 at a grant date fair value of $16.02 per share. The stock will vest upon retirement from the Board. Mr. Bluestone (2,000 shares); Mr. Carter (2,000 shares); Mr. de Waal (4,000 shares); Mr. Erving (2,000 shares); Mr. Gross (2,000 shares); Mr. Hess (2,000 shares); Ms. Kondracke (2,000 shares); Ms. McAniff (2,000 shares); Mr. Neel (2,000 shares); and Mr. Stadler (2,000 shares).
(2)	Aggregate option and unvested stock holdings for each Director as of Fiscal 2006 year end are as follows: Mr. Bluestone (108,460 options, 6,000 shares); Mr. Carter (11,000 shares); Mr. de Waal (83,673 options, 14,000 shares); Mr. Erving (86,078 options, 8,000 shares); Mr. Gross (25,824 options, 8,000 shares); Mr. Hess (53,157 options, 4,000 shares); Ms. Kondracke (14,806 options, 8,000 shares); Ms. McAniff (12,052 options, 6,000 shares); Dr. Neel (3,444 options, 8,000 shares); and Mr. Stadler (22,380 options, 8,000 shares).
(3)	The amounts shown in this column reflect restricted stock awards granted in 2006 as well as in prior years. The amounts are valued based on the amount recognized for financial statement reporting purposes during 2006 pursuant to FAS 123(R). Pursuant to FAS 123(R), restricted stock awards are expensed ratably over the applicable vesting period with the expense based on the value of the award on the grant date.
(4)

The amounts shown in this column reflect stock option awards granted prior to 2006. The amounts are valued based on the amount recognized for financial statement reporting purposes for option awards during 2006 pursuant to FAS 123(R). In accordance with the provisions of FAS 123(R), the Company recorded non-cash charges related to the adjustment of outstanding unexercised stock options and their associated exercise prices, and substantially all of the amounts shown in this column reflect such non- cash adjustment charges. See Note 10 to the Consolidated Financial Statements in the 2006 10-K. For additional information regarding these non-cash charges, see the first paragraph under “Executive Compensation—Director Compensation—2006.”
(5)	Includes (i) cell phone reimbursement; (ii) home security; and (iii) club membership.

Certain Transactions and Other Matters

The Company or one or its subsidiaries may occasionally enter into transactions with “related persons.” Related persons include the Company’s executive officers, directors, nominees for directors, 5% or more beneficial owners of the Common Stock, and immediate family members of these persons. Transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest are considered “related person transactions.” Each related person transaction must be approved or ratified in accordance with the Company’s written Related-Person Transaction Policy by the Audit Committee of the Board of Directors or, if the Audit Committee of the Board of Directors determines that the approval or ratification of such related-person transaction should be considered by all disinterested members of the Board of Directors, by the vote of a majority of such disinterested members. The Company’s Related-Person Transaction Policy is available at www.saksincorporated.com.

In accordance with the Company’s Related-Person Transaction Policy, the Audit Committee considers all relevant factors when determining whether to approve a related-person transaction including, without limitation, the following:

•	the nature and extent of the Company’s participation in the transaction;

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction involves a conflict of interest or the appearance of a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

On September 12, 2006, Saks & Company (“Saks & Co.”), a wholly owned subsidiary of the Company, entered into a Consulting and License Agreement (the “License Agreement”) with Operadora de Tiendas Internacionales, S.A. de C.V. (“OTI”), which was later amended to add as a licensee Prestadora de Servicios OTI, S.A. de C.V. (“PSO”, and together with “OTI”, the “Licensees”). The licensees are both controlled by the Slim family, an owner of more than 5% of the Company’s Common Stock. See “Outstanding Voting Securities.” The License Agreement grants the Licensees jointly a non-transferable, non-assignable and non-sublicensable exclusive license to use “Saks Fifth Avenue” and related trademarks with respect to a retail location in the Santa Fe development in Mexico City, Mexico (the “Santa Fe Location”) to be operated by the Licensees using the same standard of quality embodied by the flagship Saks Fifth Avenue Store on Fifth Avenue in New York. Once the Licensees open the Santa Fe Location and achieve sales of $50 million, they will have the right, subject to Saks & Co.’s approval in its sole discretion and the satisfaction of other conditions, to open one or more additional retail locations in Mexico. The License Agreement has an initial term of 15 years and the Licensees have an option to extend the term for an additional 10 years. The License Agreement may be terminated by Saks & Co. if the Santa Fe Location is not opened by March 30, 2008, unless construction has commenced by that date in which case the deadline may be extended for six months. Saks & Co. has approval rights over all material aspects of the operation of retail locations covered by the License Agreement, including store design and construction, décor, marketing, merchandise planning, and management selection. As consideration for the license grant, the Licensees will pay Saks & Co. an annual $500,000 license fee (which is subject to CPI adjustment during the renewal term), plus a percentage of net sales over a base amount, and consulting fees.

Jeffrey C. Martin, a Senior Vice President of the Company and a brother of R. Brad Martin, is employed by, and primarily performs government relations services for, the Company. During 2006, he received salary of $25,000 and realized proceeds of $161,426 from the exercise of employee stock options. During 2006 the Company incurred expenses of $6,263 with respect to Mr. Martin’s medical insurance claims. Compensation and benefits paid to Mr. Martin were not approved in accordance with the Company’s Related-Person Transaction Policy because these amounts were fixed prior to the adoption of the Policy. To the extent required by the Policy, the Company will seek approval of any future increases in amounts payable to Mr. Martin.

James A. Coggin, Jr., an adult son of James A. Coggin, a Named Executive Officer, is employed by the Company as Senior Vice President of Credit and Contact Center. During 2006 he received salary of $189,818 and realized proceeds of $29,323 from the exercise of employee stock options. He received a performance bonus of $32,947 for his services during 2006 and received retention pay in 2006 of $95,500 pursuant to the Company’s retention guidelines consistent with the manner in which retention pay was calculated and paid to the Company’s other associates at a level comparable to Mr. Coggin. Mr. Coggin’s grant in 2006 of 2,550 performance shares was cancelled with respect to 609 shares and vested with respect to 1,941 shares based on the Company’s achievement of performance measures for the award. Compensation and benefits paid to Mr. Coggin were not approved in accordance with the Company’s Related-Person Transaction Policy because these amounts were fixed prior to the adoption of the Policy. To the extent required by the Policy, the Company will seek approval of any future increases or benefits payable to Mr. Coggin.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers, and persons who own more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock.

To the Company’s knowledge, based solely on a review of reports filed during or with respect to the Company’s fiscal year ended February 3, 2007 by the Company’s Directors, executive officers, and persons who own more than 10% of the Company’s Common Stock, and written representations by Directors and executive officers that no other reports were required to be filed, all Section 16 filing requirements applicable to the Company’s Directors, executive officers, and persons who own more than 10% of the Company’s Common Stock were satisfied, except that the Company filed late one Form 4 on behalf of each of Julia A. Bentley (one transaction), Christine Morena (two transactions) and Kevin Wills (one transaction). In addition, Douglas E. Coltharp inadvertently under-reported the number of shares sold by 7,627 in a Form 4 filed on November 17, 2006. An amended Form 4 was filed to correct this error on February 16, 2007. Finally, a Form 4 was filed on March 19, 2007 on behalf of James A. Coggin which reflected that Mr. Coggin’s holdings of Company common stock inadvertently had been under-reported by 423 shares in previous Form 4 filings.

Shareholders’ Proposals or Nominations for 2008 Annual Meeting

Proposals for shareholder action which eligible shareholders wish to have included in the Company’s proxy statement mailed to shareholders in connection with the Company’s 2008 Annual Meeting must be received by the Company’s General Counsel at 12 E. 49th Street, New York, New York 10017 by January 3, 2008. Under the Bylaws, in order for a matter to be brought before the 2008 Annual Meeting, or for a shareholder to nominate persons for election to the Board of Directors at the 2008 Annual Meeting, the shareholder must give the Company notice at its corporate headquarters at 12 E. 49th Street, New York, New York 10017 by January 3, 2008.

If you wish to make a nomination to the Board, your notice must include the following information: (a) the name, age, business address, and residence address of the nominee, (b) the principal occupation or employment of such person, (c) the number of shares of Common Stock of the Company that are beneficially owned by such person, (d) any other information about such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, (e) the name and address of the shareholder giving notice, (f) the number of shares of Common Stock that are beneficially owned by such shareholder, and (g) descriptions of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the nomination or nominations are to be made by the shareholder.

If you wish to propose an item of business, your notice must include the following information: (a) a brief description of the proposal desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the number of shares of Common Stock of the Company that are beneficially owned by the shareholder, and (d) any financial interest of the shareholder in such proposal.

Listing of Shareholders

A complete list of the shareholders entitled to vote at the Annual Meeting of the Shareholders, to be held on June 6, 2007, is available for inspection through the Annual Meeting date at the principal office of the Company, upon written request to the Company by a shareholder, and at all times during the Annual Meeting at the place of the meeting.

Annual Report on Form 10-K

The 2006 10-K, including the financial statements and schedules but excluding the exhibits thereto, required to be filed with the Securities and Exchange Commission, is being mailed with this Proxy Statement but is not to be considered as a part hereof.

By order of the Board of Directors,

Julia Bentley

Secretary

New York, New York

May 3, 2007

Attachment A

Saks Incorporated 2007 Senior Executive Bonus Plan

1.	Purpose.

The purpose of the 2007 Senior Executive Bonus Plan (the “Plan”) is to provide a select group of executive officers with an annual incentive opportunity that is based on the achievement of pre-established, objective performance goals described in Section 4 (“Performance Goals”), to earn additional compensation so as to attract and retain such executive officers, and to motivate them to enhance the value of the business of Saks Incorporated (the “Company”). The Plan is intended to provide an annual incentive compensation opportunity that is not subject to the limitation on deductions for federal income tax purposes contained in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and is to be construed to the extent possible as providing for remuneration which is “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder (“Section 162(m)”). The Plan will govern annual cash bonus arrangements and certain annual performance-based stock grants between the Company and its executive officers. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

2.	Eligibility to Participate.

(a) The participants in the Plan (“Participants”) for any annual performance period (an “Annual Performance Period”) shall be those executive officers of the Company who are selected by the Committee (as defined in Section 8) to participate in the Plan for such Annual Performance Period. Such selection shall be made by the Committee within 90 days following the commencement of each Annual Performance Period (or within such earlier period as shall be required under Section 162(m)). No executive officer shall have any right to participate in the Plan for any Annual Performance Period unless selected to participate in the Plan by the Committee.

(b) An executive officer shall automatically cease to be a Participant, without notice to or consent of such executive officer, upon the earliest to occur of the following events: (i) the Participant’s death; (ii) the Participant’s permanent and total disability; and (iii) the Participant’s termination of employment with the Company.

3.	Annual Performance Period.

Each Annual Performance Period shall be a fiscal year of the Company, commencing with the fiscal year beginning February 3, 2008.

4.	Bonus Amounts and Performance Goals.

Prior to the 90th day following the start of each Annual Performance Period (or within such earlier period as shall be required under Section 162(m)) and while the outcome of the Performance Goals is substantially uncertain, the Committee will establish, in writing, for each Participant (i) bonus potential amounts, expressed as a percentage of annual rate of base salary or a number of shares of Company common stock, payable in accordance with the Plan and (ii) one or more Performance Goals with respect to such bonus potential amounts. Each Performance Goal will consist of, and achievement of each Performance Goal will be measured against, one or more of the following business criteria: revenue; net or gross sales; comparable store sales; gross margin; operating profit; earnings before all or any of interest, taxes, depreciation and/or amortization or a percentage thereof to revenue; cash flow; working capital; return on equity, assets, capital or investment; market share; earnings or book value per share; earnings from continuing operations; net worth; turnover in inventory; expense control within budgets; appreciation in the price of the Company’s common stock; total shareholder return (stock price appreciation plus any dividends); new unit growth; and implementation of critical projects or processes. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the selected criterion or the attainment of a percentage increase or decrease in the selected criterion, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. Performance Goals may include a threshold level of performance below which no award payment will be made and levels of performance at which specified percentages of the target award will be paid, and may also include a maximum level of performance above which no additional award will be paid. Each of the foregoing Performance Goals will be determined in accordance with generally accepted accounting principles and will be subject to certification by the Committee. Unless otherwise determined by the Committee by no later than the 90th day of the fiscal year, financial performance will be determined by excluding all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion NO. 30). The Performance Goals established by the Committee may be different with respect to different Annual Performance Periods and different goals may be applicable to different Participants. The Committee, at its discretion, may reduce or eliminate the amount of compensation or economic benefit that is payable upon the attainment of a performance goal.

5.	Bonus Awards.

(a) Each Participant shall be eligible to receive the bonus amount (a “Bonus Award”) determined by the Committee in accordance with Section 4, payable in cash or stock pursuant to Section 6, if and to the extent, with respect to such bonus amount, the Performance Goal or the Performance Goals established for the Participant for the Annual Performance Period are achieved in accordance with the objective criteria set forth in the specific Performance Goal. If the Performance Goal does not have an otherwise established objective method for calculating the amount of the Bonus Award, the payment shall be determined as follows:

(i) below the established minimum level of performance, no Bonus Award will be paid;

(ii) equal to or greater than the maximum level of performance, the maximum Bonus Award will be paid;

(iii) between the minimum and maximum levels of performance, the Bonus Award will be prorated.

(b) The Committee, in its sole discretion, may reduce the amount of, or eliminate, a Bonus Award of any Participant. In determining whether a Bonus Award will be reduced or eliminated, the Committee may consider any extraordinary changes that may also have occurred during the Annual Performance Period, including without limitation changes in accounting practices or the law, and may consider such business performance criteria that it deems appropriate, including without limitation the Company’s net income, cash flow, earnings per share and other relevant operating and strategic business results.

(c) Subject to the next sentence, the maximum Bonus Award payable to a Participant in cash is the amount equal to 300% of the Participant’s annual base salary at the time the performance goal is established or shares of common stock in the following amounts (subject to adjustment in the case of stock splits and stock dividends): (i) 50,000 shares of common stock if the Participant is the Company’s Chief Executive Officer, and (ii) 25,000 shares of common stock if the Participant is any other executive officer. No Bonus Award payable to a Participant may exceed $5 million in amount or value.

6.	Payment of Bonus Awards.

Subject to any shareholder approval required by law, payment of any Bonus Award for an Annual Performance Period in accordance with the Plan shall be made in cash or stock to a Participant who is employed by the Company on the last day of the Company’s fiscal year. However, payment of any such Bonus Award shall not occur until after the Committee certifies that the Performance Goal or Performance Goals for the Annual Performance Period were achieved and any other material terms of the Bonus Award were satisfied. The

Company may defer, for such period of time as the Participant may request at the time of such deferral, in accordance with the Company’s Deferred Compensation Plan and all successor plans in effect from time to time (together the “Deferred Compensation Plan”) and Section 409A of the Code, the payment of all or any portion of any Bonus Award which may become payable to the Participant, with respect to the Annual Performance Period. If a Participant has the right to defer payment of all or any portion of the Participant’s compensation from the Company in accordance with an employment or similar agreement, then the right to defer any Bonus Award and the terms of such deferral will be governed by that agreement.

7.	Deferral of Bonus Awards.

(a) The Committee may, subject to such limits as the Committee may specify, permit a Participant to defer all or part of the Bonus Award payable to him or her with respect to any Annual Performance Period by executing and delivering to the Company a deferral election form provided by the Committee no later than the date specified in the notification to the Participant of his or her participation for the Annual Performance Period, and in no event later than six months prior to the last day of the Annual Performance Period.

(b) The deferred Bonus Award will be credited to a special book account maintained for each Participant and will be accounted for as a number of shares or cash that will accrue earnings based on a reasonable rate of interest or on the rate of return of one or more predetermined actual investments (whether or not assets associated with the amount originally owed are actually invested therein) such that the amount payable by the Company at the end of the deferral period will be based on the actual rate of return of the specific investment (including any decrease as well as any increase in the value of the investment). Distribution of the deferred Bonus Award plus accrued earnings will be made at such time or times and in such manner as the Participant shall specify at the time he or she files the deferral election forms, subject, however, to the restrictions and limitations of the Deferred Compensation Plan and Section 409A of the Code.

(c) The obligation to pay a deferred Bonus Award plus earnings shall at all times be an unfunded and unsecured obligation of the Company. The Participant and his or her beneficiary(ies) shall look exclusively to the general assets of the Company, as general creditors of the Company. The Plan is intended to be unfunded for purposes of the Employee Retirement Income Security Act of 1974 and the Code. The Participant shall have no right to assign, pledge or encumber his or her interest in the amount credited to the deferred bonus account. The Participant may, however, designate one or more beneficiaries to receive the account balance in the event of his or her death.

8.	Administration

(a) The Human Resources and Compensation Committee of the Board of Directors of the Company (the “Committee”), or a subcommittee thereof, consisting solely of two or more members of the Board, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code shall administer the Plan and be authorized to take all actions necessary or desirable to effect the purposes of the Plan, in its sole discretion, including but not limited to:

(i) providing rules for the management, operation, and administration of the Plan and all pre-existing bonus arrangements incorporated into the Plan;

(ii) interpreting the Plan in its sole discretion to the fullest extent permitted by law; and

(iii) correcting any defect or omission or reconciling any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion.

(b) The decisions of the Committee shall be final and conclusive for all purposes of the Plan and upon all persons and will not be subject to any appeal or review.

9.	Amendment and Termination.

(a) The Company hereby reserves the right, exercisable by the Committee, to amend the Plan at any time and in any respect or to discontinue and terminate the Plan in whole or in part at any time, subject to Section 9(b). Amendment or termination may be effective with respect to any amount which has not yet been paid out, except that amounts which have been credited to a deferred bonus account shall be paid out in accordance with the applicable deferral election or at such other time as may be permitted by the Deferred Compensation Plan and Section 409A of the Code. In no event shall any award be increased, other than pursuant to Section 4, after the last day that a Bonus Award must be specified for qualification as performance-based compensation under Section 162(m).

(b) In no event shall any Bonus Award be made under the Plan for any Annual Performance Period after the Annual Performance Period beginning in 2012. The Plan, awards under the Plan, and any amendment to the Plan which would change the class of executives who are eligible to receive awards under the Plan or the permissible amount of such awards shall be subject to approval of the Company’s shareholders in such manner and with such frequency as shall be required under Section 162(m).

10.	Miscellaneous.

(a) Neither the establishment of the Plan nor participation herein shall be construed as conferring any legal rights upon any Participant or other person for continuation of employment, and the Company reserves its right to discharge any executive officer without regard to the effect such discharge might have upon such executive officer as a Participant in the Plan. However, nothing contained herein shall affect any contractual right of a Participant pursuant to a written employment agreement.

(b) The Company shall withhold from any amounts payable under the Plan all federal, state, local and other taxes as may be required to be withheld by applicable law.

(c) Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant. In the event that the Committee shall find that any Participant has attempted to violate such provision or has become bankrupt, such benefit may, in the sole discretion of the Committee, be forfeited.

(d) The Plan shall be interpreted and construed in accordance with the laws of the State of Tennessee, without regard to principles of conflicts of laws.

(e) If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

(f) The Plan is designed and intended to comply with Section 162(m) of the Code and all provisions hereof shall be construed in a manner so to comply.

11.	Effective Date

The Plan shall be submitted to the shareholders of the Company for approval and will become effective upon that approval.

SAKS INCORPORATED

Instructions for Voting Your Proxy

You have three ways to vote your shares:

Through the Internet By Telephone (using a touch-tone telephone) By Mail (traditional method)

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week. Regardless of which method you choose, your shares will be voted as you direct.

INTERNET VOTING

Available only until 5:00 p.m. Eastern time on June 5, 2007

Visit our Internet voting website at http://proxy.georgeson.com

Have your proxy card ready and follow the instructions on your screen

You will incur only your usual Internet charges.

TELEPHONE VOTING

Available only until 5:00 p.m. Eastern time on June 5, 2007

This method of voting is available for residents of the U.S. and Canada

On a touch-tone telephone, call TOLL FREE 1-800-790-3272, 24 hours a day, 7 days a week

Have your proxy card ready, then follow these instructions:

OPTION 1: To vote as the Board of Directors recommends on items 1 through 4, press 1

OPTION 2: If you choose to vote on each director nominee or each item separately, press 2

VOTING BY MAIL

Simply mark, sign and date your proxy card and return it in the postage-paid envelope

If you are voting by Internet or the telephone, please do not mail your proxy card

Our Annual Meeting of Shareholders will be held at 11:30 a.m. Central Time on June 6, 2007 at Harrah’s located at 228 Poydras Street, New Orleans, Louisiana 70130.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

Please mark votes as in this example.

THIS PROXY SHALL BE VOTED AS DIRECTED. IN THE ABSENCE OF A CONTRARY DIRECTION, IT SHALL BE VOTED “FOR” ITEMS 1, 2 AND 3 AND “AGAINST” ITEM 4 AND THE PROXIES MAY VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ADJOURNMENT OR POSTPONEMENT THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3

Item 1. ELECTION OF DIRECTORS:

FOR all

nominees

listed

WITHHOLD

AUTHORITY to

vote for all

nominees listed

CLASS II (term expiring in 2008):

Stanton J. Bluestone

CLASS I (term expiring in 2010):

Robert B. Carter and Donald E. Hess

FOR, except vote withheld from the following nominee(s):

Item 2. PROPOSAL TO APPROVE THE SAKS INCORPORATED

FOR

AGAINST

ABSTAIN

2007 SENIOR EXECUTIVE BONUS PLAN

Item 3.

PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE-WATERHOUSECOOPERS LLP as the independent registered public accounting firm of the Company.

FOR

AGAINST

ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“AGAINST”

ITEM 4

FOR

AGAINST

ABSTAIN

Item 4. PROPOSAL BY A SHAREHOLDER— Cumulative Voting in the Election of Directors.

In their discretion, the Proxies are authorized to vote upon such other business or matters as may properly come before the meeting and any adjournment or postponement thereof.

The undersigned acknowledges receipt of Notice of said Annual Meeting and here-by revokes all proxies heretofore given by the undersigned for said Annual Meeting.

DATE: , 2007

Signature of Shareholder

(Signature of Shareholder (if held jointly))

PLEASE DATE THIS PROXY AND SIGN YOUR NAME OR NAMES EXACTLY AS SHOWN HEREON. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE SIGN YOUR FULL TITLE AS SUCH. IF THERE ARE MORE THAN ONE TRUSTEE, OR JOINT OWNERS, ALL MUST SIGN. PLEASE RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SAKS INCORPORATED

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

12 E. 49th Street

New York, New York 10017

PROXY

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, JUNE 6, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Stephen I. Sadove and Julia A. Bentley, or either of them with full power of substitution, are hereby authorized to represent and vote all the shares of common stock held of record by the undersigned on April 2, 2007 at the Annual Meeting of Shareholders of Saks Incorporated to be held on June 6, 2007, at 11:30 a.m., Central Time, or any adjournment or postponement thereof, with all powers which the undersigned would possess if personally present, in the following manner.

(Please sign and date the reverse side of this Proxy Card)

SEE REVERSE SIDE